                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                           CHICAGO AND NORTH WESTERN
                             TRANSPORTATION COMPANY
                                       AT
                              $35.00 NET PER SHARE
                                       BY
                                 UP RAIL, INC.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                           UNION PACIFIC CORPORATION

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
               NEW YORK CITY TIME, ON WEDNESDAY, APRIL 19, 1995,
                         UNLESS THE OFFER IS EXTENDED.
                            ------------------------

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY
 TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF
   SHARES WHICH, WHEN ADDED TO THE SHARES OF NON-VOTING COMMON STOCK OF
    CHICAGO AND NORTH WESTERN TRANSPORTATION COMPANY (THE 'COMPANY')
     BENEFICIALLY OWNED BY UNION PACIFIC CORPORATION ('PARENT') AND UP
     RAIL, INC. (THE 'PURCHASER') (ASSUMING CONVERSION THEREOF INTO
      SHARES), CONSTITUTES AT LEAST A MAJORITY OF THE SHARES OUTSTANDING
       ON A FULLY DILUTED BASIS (ASSUMING CONVERSION OF THE NON-VOTING
        COMMON STOCK INTO SHARES) AND (2) THE INTERSTATE COMMERCE COMMISSION'S APPROVAL OF PARENT'S AND THE COMPANY'S APPLICATION
         FOR AN ORDER AUTHORIZING THE COMMON CONTROL OF THE RAIL
           SUBSIDIARIES OF THE COMPANY AND PARENT HAVING BECOME
             FINAL AND EFFECTIVE PRIOR TO THE EXPIRATION OF THE
                                     OFFER.

               --------------------------------------------------

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (WITH ONE DIRECTOR
  AFFILIATED WITH PARENT ABSENT AND NOT VOTING) APPROVED THE OFFER AND THE
     MERGER (AS DEFINED HEREIN), HAS DETERMINED THAT THE OFFER AND THE
      MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S
        STOCKHOLDERS (OTHER THAN PARENT AND THE PURCHASER) AND
        RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE
              OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal or such facsimile and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or facsimile or deliver such Shares pursuant to the procedure for book-entry transfer set forth in 'THE OFFER-- Procedures for Tendering Shares' prior to the expiration of the Offer or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in 'THE OFFER-- Procedures for Tendering Shares.'

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials, may be directed to the Information Agent (as defined herein) or the Dealer Manager (as defined herein) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.
                            ------------------------

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                            ------------------------

                      The Dealer Manager for the Offer is:

                                CS First Boston
March 23, 1995

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
INTRODUCTION...............................................................................................     1
SPECIAL FACTORS............................................................................................     4
  Background of the Transaction............................................................................     4
  Recommendation of the Board of Directors of the Company; Fairness of the Transaction.....................     8
  Opinion of The Blackstone Group L.P......................................................................    10
  Summary of Presentation Materials to the Board...........................................................    11
  Opinion of CS First Boston Corporation....................................................................   14
  Purpose and Structure of the Transaction.................................................................    17
  Plans for the Company After the Offer and Merger.........................................................    17
  Interests of Certain Persons in the Transaction..........................................................    18
  Certain Effects of the Transaction.......................................................................    24
  Certain Litigation.......................................................................................    25
  Certain Federal Income Tax Consequences..................................................................    25
FINANCING OF THE TRANSACTION...............................................................................    26
THE MERGER AGREEMENT.......................................................................................    27
DISSENTERS' RIGHTS.........................................................................................    35
THE OFFER..................................................................................................    38
 1. Terms of the Offer.....................................................................................    38
 2. Acceptance for Payment and Payment.....................................................................    39
 3. Procedures for Tendering Shares........................................................................    40
 4. Withdrawal Rights......................................................................................    42
 5. Price Range of Shares; Dividends.......................................................................    43
 6. Effect of the Offer on the Market for the Shares; Exchange Listing and Exchange Act Registration;
    Margin Regulations.....................................................................................    43
 7. Certain Information Concerning the Company.............................................................    44
 8. Certain Information Concerning the Purchaser and Parent................................................    46
 9. Dividends and Distributions............................................................................    48
10. Conditions of the Offer................................................................................    48
11. Certain Legal Matters; Regulatory Approvals............................................................    49
12. Fees and Expenses......................................................................................    51
13. Miscellaneous..........................................................................................    52

Schedule I-- Information Concerning the Directors and Executive Officers of
            Parent, Union Pacific Holdings, Inc. and the Purchaser

Schedule II-- Information Concerning the Directors and Executive Officers of the
             Company

Schedule III-- Transactions in Shares During the Past 60 Days by the Purchaser
              and Parent

Exhibit I-- Opinion of The Blackstone Group L.P.

Exhibit II-- Financial Statements (Audited) of the Company for the Fiscal Years

            Ended December 31, 1993 and December 31, 1994

Annex I-- Agreement and Plan of Merger, dated as of March 16, 1995, by and among the Company, Parent and the Purchaser

Annex II-- Text of Section 262 of the Delaware General Corporation Law

To the Holders of Common Stock of Chicago and North Western Transportation
Company:

                                  INTRODUCTION

     UP Rail, Inc. (the 'Purchaser'), a Utah corporation and an indirect wholly owned subsidiary of Union Pacific Corporation, a Utah corporation ('Parent'), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the 'Common Stock' or the 'Shares'), of Chicago and North Western Transportation Company, a Delaware corporation (the 'Company'), at a price of $35.00 per Share, net to the seller in cash (the 'Offer Price'), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the 'Offer').

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of CS First Boston Corporation, as Dealer Manager (in such capacity, the 'Dealer Manager'), Citibank, N.A., as Depositary (the 'Depositary'), and Morrow & Co., Inc., as Information Agent (the 'Information Agent'), incurred in connection with the Offer.

     The purpose of the Offer is for Parent, through the Purchaser, to acquire the entire equity interest in the Company. The Purchaser currently beneficially owns all 12,835,304 of the issued and outstanding shares of Non-Voting Common Stock of the Company, par value $.01 per share (the 'Non-Voting Common Stock') which, assuming conversion thereof into Shares, represents 27.48% of the outstanding Shares calculated on a fully diluted basis (assuming conversion of the shares of Non-Voting Common Stock into Shares and exercise of outstanding stock options). The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 16, 1995 (the 'Merger Agreement'), by and among the Company, Parent and the Purchaser, a copy of which is attached hereto as Annex
I. The Merger Agreement provides that, following the completion of the Offer and the satisfaction or the waiver of certain conditions, the Purchaser will be merged with and into the Company (the 'Merger'), with the Company as the surviving corporation (the 'Surviving Corporation'). In the Merger, each outstanding Share (other than Shares held in the treasury of the Company or owned by Parent, the Purchaser or any other wholly owned subsidiary of Parent), will be converted into the right to receive the Offer Price or any higher price per Share paid in the Offer, without interest thereon. As a result of the Merger, the Surviving Corporation will become an indirect wholly owned subsidiary of Parent. See 'SPECIAL FACTORS--Purpose and Structure of the Transaction' and 'THE MERGER AGREEMENT.' The time at which the Merger is consummated in accordance with the Merger Agreement is hereinafter referred to as the 'Effective Time.' The Offer and the Merger are sometimes collectively referred to herein as the 'Transaction.'

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER

OF SHARES WHICH, WHEN ADDED TO THE SHARES OF NON-VOTING COMMON STOCK BENEFICIALLY OWNED BY PARENT AND THE PURCHASER (ASSUMING CONVERSION THEREOF INTO SHARES), CONSTITUTES AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (ASSUMING CONVERSION OF THE NON-VOTING COMMON STOCK INTO SHARES) (THE 'MINIMUM CONDITION') AND (2) THE INTERSTATE COMMERCE COMMISSION'S ('ICC') APPROVAL OF PARENT'S AND THE COMPANY'S APPLICATION FOR AN ORDER AUTHORIZING THE COMMON CONTROL OF THE RAIL SUBSIDIARIES OF THE COMPANY AND PARENT HAVING BECOME FINAL AND EFFECTIVE PRIOR TO THE EXPIRATION OF THE OFFER (THE 'ICC FINAL APPROVAL CONDITION').

     THE BOARD OF DIRECTORS OF THE COMPANY (THE 'BOARD' OR 'BOARD OF DIRECTORS') HAS UNANIMOUSLY (WITH MR. RICHARD K. DAVIDSON, PRESIDENT OF PARENT, ABSENT AND NOT VOTING) APPROVED THE OFFER AND THE MERGER, HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF HOLDERS OF SHARES (OTHER THAN PARENT AND THE PURCHASER) AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. See 'SPECIAL FACTORS--Recommendation of the Board of Directors of the Company; Fairness of the Transaction.'

     THE BLACKSTONE GROUP L.P. ('BLACKSTONE') HAS DELIVERED TO THE BOARD ITS WRITTEN OPINION TO THE EFFECT THAT, AS OF THE DATE OF THE MERGER AGREEMENT, THE CASH CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF

SHARES PURSUANT TO THE OFFER AND THE MERGER IS FAIR TO SUCH HOLDERS FROM A FINANCIAL POINT OF VIEW. See 'SPECIAL FACTORS--Opinion of The Blackstone Group L.P.'

     The Minimum Condition. The Minimum Condition requires that the number of Shares tendered and not withdrawn prior to the expiration of the Offer, together with the Non-Voting Common Stock beneficially owned by Parent and the Purchaser (assuming conversion thereof into Shares), constitutes at least a majority of the Shares outstanding on a fully diluted basis (assuming conversion of the Non-Voting Common Stock into Shares). According to the Company, as of March 16, 1995, there were outstanding (i) 31,330,631 Shares, (ii) 12,835,304 shares of Non-Voting Common Stock, (iii) no shares of Company preferred stock, par value $.01 per share, and (iv) stock options ('Options') to purchase an aggregate of 2,550,267 Shares, of which 1,482,856 are currently exercisable. As of March 21, 1995, there were 1,044 holders of record of Shares. The Purchaser beneficially owns all 12,835,304 of the issued and outstanding shares of Non-Voting Common Stock. Pursuant to the Merger Agreement and subject to the ICC Final Approval Condition and satisfaction of the terms thereof, the Purchaser will convert its Non-Voting Common Stock into Shares which would, upon conversion, constitute 27.48% of the outstanding Shares calculated on a fully diluted basis (assuming exercise of outstanding stock options). Based upon the foregoing and assuming no additional Shares are issued after March 16, 1995, the Minimum Condition will be satisfied if 10,522,798 Shares are validly tendered and not withdrawn pursuant to the Offer.

     The ICC Final Approval Condition. The Offer is conditioned upon, among other things, the ICC's March 7, 1995 approval of Parent's and the Company's application for an order authorizing the common control of the rail subsidiaries of the Company and Parent having become final and effective prior to the expiration of the Offer (the 'ICC Final Approval'). See 'SPECIAL FACTORS--Background of the Transaction.' Based on the ICC's written opinion with respect to such order, Parent anticipates that such ICC order will become final and effective on April 6, 1995. However, there can be no assurance that such ICC order will become effective at that time.

     As of March 16, 1995, all of the executive officers and directors of the Company as a group owned 230,527 Shares and held Options to acquire 932,505 Shares (whether or not exercisable). Such ownership of Shares and Options represented 2.49% of the outstanding Shares on a fully diluted basis (assuming conversion of the shares of Non-Voting Common Stock into Shares and exercise of outstanding Options). For information regarding beneficial ownership of Shares on the part of directors and executive officers of the Company, see 'SPECIAL FACTORS--Interests of Certain Persons in the Transaction.' The Company has advised Parent that, to the best of the Company's knowledge, and subject to applicable securities laws and personal considerations (including tax planning), all directors and executive officers of the Company presently intend to tender pursuant to the Offer all Shares owned beneficially or of record by such persons. The foregoing does not include any Shares over which, or with respect to which, any such director or executive officer acts in a fiduciary or representative capacity or is subject to the instructions of a third party with respect to such tender.

     The Merger Agreement provides that, promptly upon the purchase of Shares by the Purchaser or any other subsidiary of Parent pursuant to the Offer which, together with the Non-Voting Common Stock, represents at least a majority of the outstanding Shares (on a fully diluted basis and assuming conversion of the Non-Voting Common Stock into Shares), Parent will be entitled to designate up to such number of directors, rounded up to the next whole number, to the Board as will give Parent representation (taking into account Parent's then existing designees) equal to the product of the total number of directors on the Board multiplied by the ratio of the aggregate number of Shares and Non-Voting Common Stock (if any) then beneficially owned by the Purchaser, Parent and any of their affiliates to the total number of Shares and Non-Voting Common Stock (if any) then outstanding. In the Merger Agreement, the Company has agreed to use its best efforts promptly to cause the Purchaser's designees to be elected as directors of the Company, including by increasing the size of the Board or securing the resignations of incumbent directors. Notwithstanding the foregoing, the Company and Parent have agreed to use all reasonable efforts to assure that prior to the Effective Time the Board will retain at least three directors (other than Parent's designees) who are directors on the date of the Merger Agreement, provided that after the purchase of Shares pursuant to the Offer, Parent will always have its designees represent at least a majority of the entire Board of Directors.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, if required by law and the Company's Restated Certificate of Incorporation, the approval and adoption of the

Merger Agreement by the requisite vote of the stockholders of the Company. See 'THE MERGER AGREEMENT.' Under the Company's Restated Certificate of Incorporation, the Delaware General Corporation Law ('Delaware Law') and the Utah Business Corporation Act ('Utah Law'), except as otherwise described below, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, upon the Purchaser owning (pursuant to the Offer or otherwise) at least a majority of the then outstanding Shares, the Purchaser will have sufficient voting power to approve the Merger and adopt the Merger Agreement without the vote of any other stockholder of the Company. Pursuant to the Merger Agreement, Parent has agreed that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of their affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement.

     Under Delaware Law, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, the Purchaser will be able to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's stockholders. Pursuant to a Company Stock Option Agreement, dated as of March 16, 1995, between the Purchaser and the Company (the 'Option Agreement'), and subject to the Purchaser and its affiliates owning at least 85% of the outstanding Shares (assuming conversion of the Non-Voting Common Stock into Shares) and certain other conditions set forth therein, the Purchaser will have the right to purchase from the Company, at the per Share price paid in the Offer, a sufficient number of Shares such that the Shares purchased pursuant to the Option Agreement, together with all Shares owned by Parent or the Purchaser, would, assuming conversion of the Non-Voting Common Stock into Shares, represent 90.01% of the outstanding Shares (assuming conversion of the Non-Voting Common Stock into Shares). Subject to the Purchaser, Parent and any permitted assignee of the Purchaser acquiring at least 90% of the outstanding Shares, the Purchaser, Parent and the Company have agreed to take, at the request of Parent, all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company's stockholders. If, however, the Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer, the Option Agreement, conversion of the Non-Voting Common Stock or otherwise, and a vote of the Company's stockholders is required under Delaware Law or Utah Law, a significantly longer period of time will be required to effect the Merger.

     It is the present intention of the Purchaser to seek to cause the Company to make an application for the termination of the registration of the Shares under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), as soon as possible after the purchase of all validly tendered Shares pursuant to the Offer if the requirements for termination of registration are met. See 'SPECIAL FACTORS--Certain Effects of the Transaction.'

     The Purchaser estimates that the total funds required to purchase all Shares validly tendered pursuant to the Offer, consummate the Merger and pay all related costs and expenses will be approximately $1.9 billion, including any refinancing of the Company's indebtedness that is required to be repaid in connection with the Transaction. Such amount will be obtained primarily from capital contributions or advances made by Parent. Parent plans to obtain the funds for such capital contributions or advances from its available cash and working capital, and pursuant to one or more loan facilities currently existing or to be obtained from one or more commercial banks or other financial institutions. See 'FINANCING OF THE TRANSACTION.'

     The information contained in this Offer to Purchase concerning the Company was supplied by the Company. Parent and the Purchaser take no responsibility for the accuracy of such information. The information contained in this Offer to Purchase concerning the Offer, the Merger, Parent and the Purchaser was supplied by Parent and the Purchaser. The Company takes no responsibility for the accuracy of such information.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

BACKGROUND OF THE TRANSACTION

     A predecessor of the Company was acquired in a going-private transaction in 1989 involving the sale of common equity to various parties, including an affiliate of Blackstone and certain officers of the Company, and the sale of convertible preferred stock of the Company to the Purchaser for a purchase price of $100 million. In April 1992, the Company completed a recapitalization involving, among other things, the sale of Shares in an initial public offering. As part of such recapitalization, the Purchaser exchanged its preferred stock of the Company (and an additional cash investment in the Company of $28 million) for 10,153,304 shares of Non-Voting Common Stock. In October 1992, the Purchaser purchased 182,000 Shares in the open market and in December 1992, the Purchaser purchased 2,000,000 Shares from the affiliate of Blackstone, all of such Shares having been exchanged by the Company for the same number of shares of Non-Voting Common Stock. Two parties to the 1989 going-private transaction (including the affiliate of Blackstone) sold substantially all of their Shares in July 1993, 500,000 of such Shares to the Purchaser (which converted the shares into Non-Voting Common Stock) and the balance in a secondary public offering (the 'Secondary Offering').

     On January 29, 1993, Parent, Union Pacific Railroad Company, a wholly owned subsidiary of Parent ('UPRR'), Missouri Pacific Railroad Company, a wholly owned subsidiary of Parent ('MPRR'), the Company and Chicago and North Western Railway Company, a wholly owned subsidiary of the Company ('CNW Railway') filed a joint application with the ICC for an order authorizing the common control, within the meaning of the Interstate Commerce Act (the 'IC Act'), of the rail subsidiaries of the Company and Parent. Parent and the Company requested that the ICC issue an order that would permit Parent to, among other things, convert its Non-Voting Common Stock into Shares, vote such Shares, acquire additional Shares if it elects to do so and (subject to the approval of the Company) coordinate further the railroad subsidiaries of Parent and the Company, in each case without the need to obtain any further control authorization from the ICC (the 'Control Application').

     On December 13, 1994, the commissioners of the ICC voted to approve the Control Application, subject to a standard labor protection condition (the 'Labor Condition') and a requirement that the Soo Line Railroad Company ('Soo') be permitted to admit third parties to certain joint facilities operated by Soo and CNW Railway (the 'Soo Condition'), and effective upon publication by the ICC of a written opinion (and the expiration of the applicable waiting period).

     On February 9, 1995, at a committee meeting of the Association of American Railroads, Robert Schmiege, Chairman, President and Chief Executive Officer of the Company, inquired of Richard K. Davidson, President of Parent and Chairman and Chief Executive Officer of UPRR (and Parent's designee on the Company's Board of Directors), whether Parent had made any determination concerning the future of its investment in the Company. Mr. Davidson advised that, although it was his personal view that a combination of Parent and the Company would be in the long-term best interests of both companies, Parent had made no determination concerning its investment in the Company.

     In conversations between Carl W. von Bernuth, Senior Vice President and General Counsel of Parent, and the Company's outside counsel, and between Drew Lewis, Chairman and Chief Executive Officer of Parent, and Mr. Schmiege, on February 10, 1995 and February 14, 1995, respectively, Messrs. von Bernuth and Lewis confirmed that neither management nor the Board of Directors of Parent had made any determination with respect to Parent's investment in the Company, other than to continue to hold such position as an investment.

     On February 23, 1995, at a meeting of Parent's Board of Directors, management discussed with Parent's Board, among other things, various strategic options involving Parent's investment in the Company. Management advised that the ICC had not yet issued its written opinion concerning the Control Application, and that this opinion would have to be reviewed by management of Parent. No determination was made by the Board but it was the consensus of directors that management should continue to explore the feasibility of Parent's various options relating to the Company, and report back to Parent's Board once management was prepared to make a recommendation.

     On February 28, 1995, at a regularly scheduled meeting of the Board of Directors of the Company, the Board (with Mr. Davidson absent) reviewed with management the Company's Five-Year Business Plan (the 'Business Plan') and gave preliminary consideration to the adoption of a possible stockholder rights plan. At the meeting, Mr. Schmiege discussed with the directors his conversations with Messrs. Lewis and Davidson and the status of the Control Application. Counsel to the Company reviewed with the Board of Directors the legal standards under Delaware Law applicable to board decisions in business combination transactions and reviewed the terms of a possible stockholder rights plan.

     On March 7, 1995, the ICC issued a written opinion approving the Control Application, subject to the Labor Condition and Soo Condition. See 'THE OFFER--Certain Legal Matters; Regulatory Approvals.' On April 6, 1995, the ICC approval is expected to become final and effective (provided that no stays have been entered by any court or the ICC prior to such time). Upon receiving and reviewing the ICC written opinion, and following a determination by management of Parent that Parent should seek to explore with the Company various possible matters concerning coordination between the two entities and Parent's investment in the Company, Parent and the Purchaser filed an amendment to their Schedule 13D with the Securities and Exchange Commission (the 'SEC') disclosing, among other things, (i) receipt of the ICC written opinion, (ii) Parent's intention, upon the effectiveness of ICC approval and upon making provision for the conditions thereto, to designate two additional directors on an expanded nine-member Board of the Company (as provided in the 1993 Agreement described below), and to convert its Non-Voting Common Stock into Shares, and (iii) Parent's plan to seek to explore with the Company from time to time the possibility of entering into various operational arrangements and ways to enhance shareholder value, including the acquisition of all or a part of the Company.

     Later on March 7, 1995, Mr. Lewis and Mr. Davidson met with Mr. Schmiege to discuss, among other things, the possibility of exploring the acquisition by Parent of the Company. Mr. Lewis indicated that he was prepared to explore a possible acquisition by Parent at a price in the lower $30 per Share range. Mr. Schmiege indicated that although the Board of Directors of the Company had not made any decision to sell the Company, he would report their conversation to the Board. On March 8, 1995, in conversations between Mr. Schmiege and Mr. Lewis, Mr. Schmiege advised that the Company's Board of Directors would meet on March 9, 1995, and Mr. Lewis arranged to call him during or after such meeting. On March 8 and 9, 1995, Messrs. Lewis and Davidson, in conversations with Mr. Schmiege, continued to express interest in a possible transaction, and outside counsel to Parent and the Company had conversations regarding process.

     On March 9, 1995, the Board of Directors of the Company held a special meeting (with Mr. Davidson absent due to his status as President of Parent) to consider the possibility of a transaction whereby the Company would be acquired by Parent. The Board first confirmed that Blackstone had been retained to act as its exclusive financial advisor with respect to, among other things, a potential sale of the Company. The Board then reviewed the status of discussions with Parent and received reports from the Company's management and Blackstone and a further review by legal counsel of the legal standards applicable to business combination transactions. Among the items discussed were (i) Blackstone's preliminary discussion materials (the 'Blackstone Materials') presenting a range of values of the Shares based on several different analyses and methodologies (see 'SPECIAL FACTORS--Opinion of The Blackstone Group L.P.' and '--Summary of Presentation Materials to the Board'), and (ii) whether any sale at that time was desirable and in the best interests of the Company and the holders of its Shares. Blackstone also noted that based on a preliminary review with the Company's management of other potential strategic buyers, and given Parent's existing ownership stake in the Company, the significant business relationships between Parent and the Company, and the ICC's March 7, 1995 approval of the Control Application, which would likely strengthen Parent's position relative to other potential railroad industry bidders since the acquisition of the Company by any other railroad would be subject to future ICC approval, viable competition to acquire the Company was unlikely to emerge. Blackstone also discussed with the Board a possible leveraged buyout or leveraged recapitalization of the Company as set forth in the Blackstone Materials, and the difficulties of financing such a transaction. After considering various factors, including the advice of Blackstone and legal counsel, it was the consensus of the Board of Directors that management of the Company enter into negotiations with Parent only if Parent were to make an offer which exceeded the lower $30 per Share range.

     During a recess in the meeting of the Board, Mr. Lewis contacted Mr. Schmiege and indicated that Parent was prepared to pursue discussions with the Company concerning a possible transaction at a price of $34 per

Share. Mr. Schmiege replied that no decision had been made to sell the Company but that he would report back to the Board of Directors of the Company and would call Mr. Lewis back later in the evening.

     The Board reconvened to consider the interest expressed by Parent to acquire the Company. Counsel to the Company again advised the Board as to their fiduciary duties with respect to a possible sale of the Company to Parent. The Board, with the advice of Blackstone and legal counsel, determined that although the Board might be willing to pursue discussions with Parent concerning a transaction at a price of $34 per Share, Mr. Schmiege should attempt to increase the per Share consideration.

     During another recess in the meeting, Mr. Schmiege advised Mr. Lewis that the Board was prepared to negotiate a transaction for the sale of the Company and, after further discussion, the two men reached an understanding for a transaction in which Parent would acquire 100% of the Shares at a price of $35 per Share, subject to, among other things, negotiation and execution of a mutually satisfactory merger agreement and approvals by Parent's and the Company's respective boards of directors.

     The Board reconvened and Blackstone rendered its oral opinion that the cash consideration of $35 per Share was fair to the holders of Shares from a financial point of view. (See 'SPECIAL FACTORS--Opinion of The Blackstone Group L.P.'). The Board of Directors, after considering various factors, including the fairness opinion of Blackstone and legal advice of the Company's counsel, approved (with Mr. Davidson absent and not voting) a transaction in which Parent would acquire 100% of the Shares at $35 per Share in cash, subject to negotiation and execution of a mutually satisfactory definitive merger agreement and approvals by Parent's and the Company's respective boards of directors. The Board also authorized management to negotiate definitive terms and present a definitive merger agreement to the Board.

     Prior to the commencement of trading on March 10, 1995, the Company and Parent issued a joint press release regarding their discussions. The full text of the joint press release of March 10 follows:

          CHICAGO, ILLINOIS, MARCH 10, 1995--Union Pacific Corporation (NYSE:
     UNP) and Chicago and North Western Transportation Company (NYSE: CNW) announced today that they have agreed that Union Pacific will acquire 100% of CNW's common stock at a price of $35 per share in cash. The transaction is subject, among other things, to negotiation and execution of a mutually satisfactory definitive purchase agreement and approvals by the companies' respective boards of directors.

          'I am very excited about this transaction. The Chicago and North Western is an excellent managed and maintained railroad with a great route to Chicago,' said Union Pacific Corporation Chairman and CEO Drew Lewis. 'This is a strategic move that will make Union Pacific an even greater mover of southern Powder River Basin coal, grain, intermodal and other products.'


          Union Pacific is a transportation and natural resource company based in Bethlehem, Pennsylvania, with sales of approximately $8 billion.

          The Chicago and North Western Transportation Company is the holding company for the Chicago and North Western Railway Company, a leading railroad freight hauler in the central transcontinental corridor and major transporter of coal, grain and double-stack containers.

     In an amendment to the Schedule 13D filed by Parent and the Purchaser with the SEC on March 10, 1995, Parent disclosed, among other things, Parent's agreement upon price for a transaction and that there was no assurance that any transaction would be agreed to or as to the final terms of any such transaction.

     On March 10, 1995, the Company, Parent, the Purchaser and Union Pacific Holdings, Inc., a wholly owned subsidiary of Parent, entered into a confidentiality agreement pursuant to which, among other things, the Company agreed to provide to Parent certain information concerning the Company and its operations for use in evaluating the Transaction and the recipients agreed to keep such information confidential.

     Commencing on March 11, 1995, representatives of Parent and the Company and their respective legal advisors began negotiating definitive terms of a merger agreement and continued such negotiations through March 16, 1995. Among other things, during the course of such negotiations: (i) the conditions to Parent's and the Purchaser's obligation to consummate the Offer were narrowed; (ii) the scope of the representations and warranties made by the Company was narrowed;
(iii) provision was made for at least three current directors of the Company to remain on the Board after consummation of the Offer, and it was provided that the concurrence of a majority of such directors would be required for any amendment or termination of the Merger Agreement; (iv) the fiduciary duty exception to the provision in the Merger Agreement which prohibits the Board from engaging in negotiations or discussions with, or providing information to, any person (other than Parent or its affiliates) relating to any Takeover Proposal (as defined in the Merger Agreement) was expanded and a proposed breakup fee in the event that the Board accepts a Takeover Proposal with any such person was eliminated; and (v) the expenses of Parent, the Purchaser and their affiliates reimbursable by the Company under certain circumstances (including the Company's acceptance of a Takeover Proposal from a third party other than Parent) were limited to $3 million. On March 11, 1995, representatives and advisors of Parent met with representatives and advisors of the Company at the Company's offices in Chicago, Illinois to discuss certain financial and other information regarding the Company.

     On March 16, 1995, the Board of Directors of Parent held a special meeting to consider the Merger Agreement, the Offer and the Merger. After considering, among other things, a financial presentation from CS First Boston Corporation (in its capacity as financial advisor, 'CS First Boston') and receiving the opinion of CS First Boston to the effect that, as of such date, the consideration to be paid by Parent in the Transaction was fair to Parent from a financial point of view, the Board of Directors of Parent unanimously approved the Merger Agreement and authorized the execution and delivery thereof. See

'SPECIAL FACTORS--Opinion of CS First Boston Corporation.'

     Later on March 16, 1995, the Board of Directors of the Company held a special meeting (with Mr. Davidson absent due to his status as President of Parent) to consider the Merger Agreement, the Offer and the Merger. Blackstone reviewed the Blackstone Materials in final form and indicated that during the period since the public announcement on March 10, 1995, there had been no inquiries, requests for information or offers from any other parties relating to a proposed acquisition of the Company. Blackstone then presented its formal written opinion that as of March 16, 1995, the cash consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders of Shares from a financial point of view. Counsel to the Company again reviewed the fiduciary duties of directors and reviewed in detail the terms and conditions of the Merger Agreement and the Option Agreement. The Board of Directors of the Company (with Mr. Davidson absent and not voting) unanimously approved the Merger Agreement, authorized execution and delivery thereof, determined that the Offer and the Merger are fair to and in the best interests of the holders of Shares (other than Parent and the Purchaser) and recommended that stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

     The Merger Agreement and the Option Agreement were executed in the evening of March 16, 1995.

     Prior to the commencement of trading on March 17, 1995, the Company and Parent issued a joint press release regarding the execution of the Merger Agreement and the commencement of the Offer. The full text of the joint press release of March 17 follows:

          BETHLEHEM, MARCH 17, 1995--Union Pacific Corporation (UNP) and Chicago and North Western Transportation Company (CNW) announced today that they have executed a definitive agreement reflecting the previously announced transaction in which Union Pacific will acquire 100 percent of CNW's common stock at a price of $35 per share in cash. Union Pacific will shortly commence a tender offer for all CNW shares. Following the consummation of the tender offer, Union Pacific will acquire the remaining outstanding CNW shares in a merger for $35 per share in cash.

          'This acquisition will strengthen our capacity to compete in the key western freight corridors,' said Drew Lewis, Union Pacific chairman and CEO. 'It will increase Union Pacific's growing intermodal traffic from the major West Coast ports to the Midwest and enhance our low-sulfur coal shipments out of the Powder River Basin in Wyoming to the Mississippi Valley and the East. We are delighted to have this fine railroad joining the Union Pacific family.'

          'In addition to providing a substantial premium for our shareholders,' said Robert Schmiege, chairman, president and CEO of the CNW, 'this merger offers an opportunity for our customers and virtually all of our employees to participate in a larger railroad with broader horizons, greater resources and enhanced opportunities for the marketing of our customers' products and our employees' professional growth.'

          Union Pacific Corporation is a transportation and natural resource company based in Bethlehem, Pennsylvania, with sales of approximately $8 billion.

          The Chicago and North Western Transportation Company is the holding company for the Chicago and North Western Railway Company, a leading railroad freight hauler in the central transcontinental corridor and major transporter of coal, grain and double-stack containers.

      On March 23, 1995, Parent and the Purchaser commenced the Offer.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY; FAIRNESS OF THE TRANSACTION

  The Board of Directors of the Company

     In making its determination and recommendation, the Board of Directors of the Company considered many factors including, but not limited to, the following:

          (i) the oral and written presentations of Blackstone (see 'SPECIAL FACTORS--Opinion of The Blackstone Group L.P.'), and the written opinion of Blackstone to the effect that the cash consideration to be received by the holders of Shares in the Offer and the Merger is fair to such holders from a financial point of view (a copy of such opinion, setting forth assumptions made and matters considered and limitations set forth by Blackstone, is set forth as Exhibit I to this Offer to Purchase and should be read in its entirety);

          (ii) the historical market prices of and recent trading activity in the Shares, particularly the fact that the Offer and the Merger will enable the stockholders of the Company to realize a significant premium over the prices at which the Shares traded prior to the public announcement of the proposed Transaction; the Offer Price in the Transaction is significantly higher than the highest price ($28.00 per Share on February 10, 1995) at which the Shares had ever traded prior to the public announcement of the Transaction;

          (iii) the view that competing offers were unlikely to occur; the Board considered the view of Blackstone that based on a preliminary review with the Company's management of other potential strategic buyers, and given Parent's existing ownership stake in the Company, the significant business relationships between Parent and the Company and the ICC's March 7, 1995 approval of the Control Application (currently scheduled to become final and effective on April 6, 1995), which would be likely to strengthen Parent's position relative to other potential railroad industry bidders since the acquisition of the Company by any other railroad would be subject to future ICC approval, viable competition to acquire the Company was unlikely to emerge; the Board further considered the fact that since the public announcement on March 10, 1995 (which public announcement occurred six days prior to the execution of the Merger Agreement) the Company had not received any inquiries, requests for information or offers from any other parties relating to a proposed acquisition of the Company;

          (iv) the fact that although the Merger Agreement does not permit the Company, its subsidiaries and its affiliates to initiate, solicit or encourage any potential Takeover Proposal (as defined in the Merger Agreement), in the event of an unsolicited Takeover Proposal the Company may engage in negotiations or discussions with, or provide information to, a third party to the extent the failure to do so would likely result in a breach of the fiduciary obligations of the Board; and the fact that in the event that the Board decided to accept a takeover bid by a third party, the Board may terminate the Merger Agreement without the payment of a break-up fee, subject only to the payment of the expenses of Parent, the Purchaser and their affiliates in an amount not to exceed $3 million in the aggregate;

          (v) the possible alternatives to the Offer and the Merger, including, without limitation, continuing to operate the Company as a separate entity;

          (vi) information with regard to the financial condition, results of operations, business and prospects of the Company, as reflected in the projections in the Company's Business Plan, as well as the risks involved in achieving those prospects, current economic and market conditions (including current conditions in the industry in which the Company is engaged) and the going concern value of the Company (as reflected in part in its historical and projected operating results and in the Blackstone Materials); the Board did not consider the liquidation of the Company as a viable course of action, and, therefore, no appraisal or liquidation values were sought for purposes of evaluating the Offer and the Merger;

          (vii) the expected timing of the Offer and the Merger, including the fact that the ICC final approval of Parent's control of the Company is scheduled to become final and effective on April 6, 1995, prior to the scheduled expiration of the Offer;

          (viii) the terms and conditions of the Merger Agreement, including the fact that Parent's obligation to consummate the Offer and the Merger is subject only to a limited number of conditions and the fact that the Offer is not conditioned upon financing; and

          (ix) the terms of certain other recently consummated acquisitions of companies in comparable lines of business as the Company.

     The members of the Board of Directors of the Company (with Mr. Davidson, President of Parent, absent and not voting due to such status) considered each of the factors listed above during the course of their deliberations and negotiations prior to entering into the Merger Agreement. The Board evaluated the factors listed above in light of their knowledge of the business and operations of the Company and their business judgment. The Board based its determination that the terms of the Offer and the Merger are fair to the stockholders (other than Parent and the Purchaser) of the Company primarily on the opinion of Blackstone and the other factors set forth above. The Board stated that it regarded all of such factors as important, and did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its decision.

     The Board of Directors recognized that the Offer and the Merger are not structured to require the approval of the majority of the unaffiliated stockholders of the Company, and that Parent and the Purchaser would be able to close the Offer and effect the Merger without the vote of any other stockholder of the Company if they acquire 10,522,798 or more of the outstanding Shares pursuant to the Offer. In addition, the Board recognized that certain officers and directors of the Company have certain interests in the Transaction that present actual or potential conflicts of interest. See 'SPECIAL FACTORS--Interest of Certain Persons in the Transaction.' The Board also recognized that, while the consummation of the Transaction offers stockholders the opportunity to realize a significant premium over the price at which Shares were traded prior to the public announcement of the proposed Transaction, the Transaction would eliminate the opportunity of all stockholders other than Parent to participate in the future growth and profits of the Company. The Board believes, however, that this loss of opportunity was reflected in the Offer Price of $35 per Share, and also recognized that there can be no assurance as to the level of growth or profits to be attained by the Company in the future.

     If the Offer and the Merger are not consummated, the Board of Directors expects to continue to operate the Company as an ongoing business.

     Because of the appointment of Blackstone as the financial advisor to the Company and the fact that Mr. Davidson did not participate in the deliberations relating to, or vote on, the Transaction, the Board of Directors did not consider it necessary to retain unaffiliated representatives to act solely on behalf of the public stockholders of the Company for purposes of negotiating the terms of the Merger Agreement.

  Parent and Purchaser

     The Transaction will allow Parent's railroad subsidiaries, UPRR and MPRR, to better compete against single-line competitors by allowing coordination of marketing and operations which will improve service quality and speed and frequency of service to customers of both railroads. For a description of Parent's estimate of the benefits resulting from a full consolidation of Parent's and the Company's railroads, see '--Plans for the Company After the Offer and Merger' below. Parent and the Purchaser regard the acquisition of the remaining equity interest in the Company as an opportunity to achieve certain strategic business objectives by providing Parent an opportunity to achieve full single-line service over a highly desirable transcontinental Chicago route, increase movement of southern Powder River Basin coal, grain, lumber, intermodal and other products, implement a single, efficient, computer aided dispatching system on the entire combined railroad, exploit unused equipment capacity to attract additional traffic, reduce capital expenditures, and benefit from the elimination of duplicative shops and overhead. The Transaction will allow better coordination of yard operations and improved locomotive and freight car utilization, while improving car availability and attracting increased traffic. Parent and the Purchaser also regard the acquisition of the Company as an attractive investment opportunity because they believe that the Company's future business prospects are favorable. See 'THE OFFER--Certain Information Concerning the Company.'

     Parent and the Purchaser have each concluded that the Transaction is fair to holders of Shares based on (i) the conclusions of, and unanimous approval (with Mr. Davidson absent and not voting) by, the Board of Directors of the Company, as well as the basis therefor, which conclusions and basis, as set forth above, are incorporated by reference herein, (ii) the fact that the Board of Directors of the Company had received the written opinion of Blackstone addressed to the Board that the cash consideration to be received by holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view, (iii) the fact that representatives of Parent and its legal advisors negotiated the principal terms of the Transaction on an arm's-length basis with representatives of the Company and its legal advisors and (iv) the fact that (a) during the negotiations of the Merger Agreement the interests of holders of Shares were represented by the Board of Directors of the Company and its independent legal and financial advisors and the interests of Parent and the Purchaser were represented by their legal and financial advisors and (b) such parties had different economic and other interests. Parent and the Purchaser did not find it practicable to, and did not, quantify or otherwise attach relative weights to the specific factors considered by the Board of Directors of the Company. However, Parent and the Purchaser gave significant weight to all the factors discussed in (i) through (iv) above.

OPINION OF THE BLACKSTONE GROUP L.P.

     Pursuant to a letter agreement dated December 14, 1994, the Company and Blackstone confirmed that Blackstone had been retained, effective November 29, 1994, to act as the Company's exclusive financial advisor with respect to various matters, including certain matters affecting the Company arising out of Parent's then proposed acquisition of Santa Fe Pacific Corporation.

     Pursuant to a letter agreement dated March 3, 1995, which was entered into in addition to the December 14 letter agreement, the Company and Blackstone confirmed that Blackstone had been retained to act as its exclusive financial advisor with respect to a potential sale of, investment in, recapitalization by, strategic alliance with or joint venture involving the Company. No limitations were imposed by the Company upon the investigation made by Blackstone or otherwise with respect to the opinion reached by Blackstone.

     On March 9, 1995, at a meeting of the Board of Directors of the Company (with Mr. Davidson absent) to consider the possibility of a transaction whereby the Company would be acquired by Parent, Blackstone presented the preliminary Blackstone Materials presenting a range of values for the Shares using several different analyses and methodologies. The Blackstone Materials are summarized below. Blackstone reviewed the Blackstone Materials again at a meeting of the Board of Directors on March 16, 1995, confirmed that such preliminary Blackstone Materials should be considered to be final, and delivered a written fairness opinion to the Board of Directors.


     In preparing the Blackstone Materials and arriving at the opinion discussed below, Blackstone reviewed certain publicly available information relating to the business, financial condition and operations of the Company, and certain financial and other information, including financial forecasts, furnished to Blackstone by the Company that is not publicly available. Blackstone met with certain senior officers of the Company to discuss the operations, financial condition, history and prospects of the Company's businesses.

     In conducting its analysis, Blackstone considered the terms of the Merger Agreement; stock price data, the historical and current financial position and the historical and projected cash flows and results of operations of the Company; historical financial information and stock price data with respect to certain public companies with operations which Blackstone considered comparable to those of the Company; and prices paid in certain other business combinations involving companies with operations that Blackstone considered comparable to those of the Company. In addition, Blackstone conducted such other analyses and examinations as Blackstone deemed necessary in arriving at its opinion. Blackstone did not approach third parties to solicit indications of interest in acquiring the Company.

     Based on the foregoing, Blackstone delivered its oral opinion to the Board of Directors of the Company on March 9, 1995, and following a review of the Merger Agreement and related documents, delivered its written opinion dated March 16, 1995 to the Board of Directors of the Company, that, as of the date of such opinion, the cash consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view.

     THE COMPANY'S STOCKHOLDERS ARE URGED TO READ THE TEXT OF THE BLACKSTONE OPINION IN ITS ENTIRETY. A COPY OF THE FULL TEXT OF THE BLACKSTONE OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN, IS ATTACHED AS EXHIBIT I HERETO. THE SUMMARY DISCUSSION OF THE OPINION OF BLACKSTONE SET FORTH IN THIS OFFER TO PURCHASE IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. BLACKSTONE'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER SUCH STOCKHOLDER SHOULD TENDER SHARES IN THE OFFER.

     A copy of the Blackstone Materials has been filed as an exhibit to the Transaction Statement on Schedule 13E-3 (the 'Schedule 13E-3') filed with the SEC with respect to the Offer and may be inspected and copied, and obtained by mail, from the SEC as set forth in 'THE OFFER--Certain Information Concerning the Company,' and will be made available for inspection and copying at the principal executive offices of the Company at 165 North Canal Street, Chicago, Illinois during regular business hours by any interested stockholder of the Company or his or her representative who has been so designated in writing.

     In the course of its investigation, Blackstone relied upon, and assumed the accuracy and completeness of, publicly available information and the financial and other information provided by the Company, but Blackstone did not assume any responsibility for independent verification of any of the foregoing information. With respect to financial forecasts, Blackstone relied upon the Company's assurances that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. Blackstone expressed no view as to such financial forecasts or the assumptions on which they were based. In addition, Blackstone did not make an independent evaluation or appraisal of the assets of the Company, nor was Blackstone furnished with any such evaluation or appraisals. Blackstone's written opinion to the Board of Directors was based on facts and circumstances existing and disclosed to Blackstone as of the date of such opinion. Although Blackstone evaluated the fairness of the cash consideration to be received by the holders of Shares in the Offer and the Merger from a financial point of view, the specific consideration payable in the Offer and the Merger was determined by Parent and the Company through negotiation.

     The Company selected Blackstone primarily due to Blackstone's reputation and experience in investment banking and mergers and acquisitions in general, as well as Blackstone's knowledge and familiarity with the Company in particular. Blackstone Capital Partners L.P., an affiliate of Blackstone, led a leveraged, going-private transaction of CNW Corporation, a predecessor of the Company, in 1989, and Blackstone has since that time performed various financial advisory services for the Company.

     Since January 1, 1993, Blackstone received approximately $2 million from the Company as compensation for various investment banking and financial advisory services in addition to the fees described below. As of March 16, 1995, an affiliate of Blackstone owned Shares amounting to less than 0.1% of the total issued and outstanding Shares, and Mr. James J. Mossman, General Partner of Blackstone Group Holdings, L.P., an affiliate of Blackstone, is a member of the Board of Directors of the Company.

     Pursuant to its December 14, 1994 letter agreement with Blackstone, the Company paid Blackstone fees totaling $500,000. The Company agreed to pay Blackstone, as compensation for Blackstone's services pursuant to the March 3, 1995 letter agreement, a fee of $6,000,000, less one-half of the fee paid pursuant to the December 14, 1994 letter agreement. In addition, the Company agreed to reimburse Blackstone for all of Blackstone's reasonable travel and other out-of-pocket expenses (including Blackstone's legal expenses) in connection with Blackstone's engagement, and has agreed to indemnify Blackstone against certain liabilities and expenses in connection with Blackstone's engagement.

SUMMARY OF PRESENTATION MATERIALS TO THE BOARD

     At the meeting of the Board of Directors of the Company on March 9, 1995, and prior to delivering its oral opinion to the Board of Directors that the cash consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair, from a financial point of view, to such holders, and again, at the meeting of the

Board on March 16, 1995, prior to delivering its written opinion that the cash consideration to be received by such holders is fair, from a financial point of view, to such holders, Blackstone reviewed certain information with the Board and discussed the Blackstone Materials. References to the 'current' stock price included in the following summary of the Blackstone Materials refer to the Share price immediately prior to the March 9 meeting.

     Blackstone noted that in reviewing valuations of the Shares, it utilized the operating projections outlined in the Company's Business Plan, and Blackstone presented a comparison of such projections to the Company's past performance. Blackstone also presented a history of the Share price performance since the Company's initial public offering in April 1992. In performing the analyses described below, the Company's 1994 operating results were adjusted to eliminate the effects of certain non-recurring charges.

     Trading Comparables Valuation. Blackstone first reviewed the multiples of earnings at which the shares of the following comparable public companies trade:
Burlington Northern Inc., Conrail, Inc., CSX Corporation, Illinois Central Corporation, Norfolk Southern Corporation, Parent and Wisconsin Central Transportation Corp. Based on the trading multiples of operating results for the trailing twelve months of such companies, Blackstone applied benchmark multiples of 6.5x-7.5x to the Company's 1994 earnings before interest, taxes, depreciation and amortization ('EBITDA') and 8.5x-10.0x to the Company's 1994 earnings before interest and taxes ('EBIT') to arrive at a range of implied per Share values for the Shares of $21.31-$28.12 and $19.61-$27.13, respectively. Blackstone also applied benchmark multiples of 1994 earnings per share and estimated 1995 earnings per share of 12.5x-13.0x and 10.5x-11.0x, respectively, to arrive at a range of implied per Share values of $24.13-$25.09 and $26.25-$27.50, respectively.

     Precedent Transactions Valuation. Blackstone next reviewed the multiples of earnings paid by acquirors in recent transactions in the railroad industry, but noted that such comparisons had to be qualified by certain factors. In the current proposed acquisition of Santa Fe Pacific Corporation by Burlington Northern Inc., the price is substantially higher than the original offer due to the highly competitive bidding which occurred between Parent and Burlington Northern, Inc. The proposed Illinois Central Corporation transaction with Kansas City Southern Industries Inc., which was terminated, involved an auction with a number of interested parties. In the Kansas City Southern Industries, Inc./Midsouth Corporation transaction, Midsouth offered routes that were attractive for a number of parties, and its small size enabled financial buyers to compete in the bidding. In the leveraged acquisition of the Company's predecessor by a Blackstone affiliate, the transaction was consummated in light of a competing hostile offer and at a time of significant liquidity in the financing markets. Blackstone also noted that based on a preliminary review with the Company's management of other potential strategic buyers, and given Parent's existing ownership stake in the Company, the significant business relationships between Parent and the Company, and the ICC's March 7, 1995 approval of the Control Application, which would likely strengthen Parent's position relative to other potential railroad industry bidders since the acquisition of the Company by any other railroad would be subject to future ICC approval, viable competition to acquire the Company was unlikely to emerge. Blackstone further noted that in the last major railroad transaction involving a large existing shareholder, Canadian Pacific Ltd.'s acquisition of the remaining 44% of Soo, the original offer was at an approximately 8% premium to Soo's stock price, which was subsequently increased to a 19% premium. With the foregoing qualifications, based on such acquisitions in the railroad industry, Blackstone presented a range of implied per Share values of (i) $28.12-$38.35 based on multiples of EBITDA of 7.5x-9.0x, (ii) $32.15-$39.67 based on multiples of EBIT of 11.0x-12.5x, and (iii) $28.95-$38.60 based on multiples of net income of 15.0x-20.0x. These were calculated by applying the benchmark multiples to the Company's 1994 operating results.

     Discounted Value of Future Stand-Alone EPS. The projections of earnings per Share in the Business Plan were $2.50 in 1995, $3.01 in 1996, $3.82 in 1997, $4.63 in 1998 and $5.60 in 1999. Based on these projections, Blackstone presented a matrix of per Share values calculated by discounting potential future Share prices of the Company. These were estimated assuming a range of future price/earnings multiples of 9.0x-12.0x and equity discount rates of 13%-17%. Based on the projected earnings per Share for 1997, this analysis indicated a low per Share value of $25.12, assuming the lowest multiple and highest discount rate, and a high per Share value of $35.90, assuming the highest multiple and lowest discount rate. The same analysis based on the projected earnings per Share for 1999 indicated a range of $26.90 to $41.22 per Share.

     Stand-Alone Unlevered Discounted Cash Flow. Blackstone also presented a matrix of the stand-alone discounted cash flow valuations of the Company using unlevered cash flows and assuming the projections in the

Business Plan referred to above. Based on a capital asset pricing model ('CAPM') analysis, Blackstone utilized a range of 11%-14% for the Company's weighted average cost of capital. Blackstone estimated a value at the end of five years for the Company of 6.0x-7.0x (the 'exit multiple') projected 1999 EBITDA. This analysis produced a low valuation of $32.20 per Share, assuming an exit multiple of EBITDA of 6.0x and a weighted average cost of capital of 14%, and a high valuation of $46.30 per Share, assuming an exit multiple of 7.0x and a weighted average cost of capital of 11%.

     Potential Value to Parent--Pro Forma Merger Analysis. Blackstone noted that, based on estimates of potential cost savings in a combination of the Company and Parent provided to Blackstone by the Company's management, and based on the fact that Parent's borrowing costs are likely to be lower than the Company's, an acquisition by Parent of the Company would lead to accretions to Parent's earnings per share at prices involving significant premiums to the Company's current Share price. Blackstone presented a summary of the possible accretion to Parent's 1995 estimated earnings per share of approximately $4.53 assuming annual combination synergies of $40 million, $80 million and $120 million and assuming a range of purchase prices from $27.50 to $37.50 per Share. Such summary indicated that Parent's earnings per share could increase from as little as $0.11 per share, assuming a $37.50 purchase price and $40 million of annual synergies, to as much as $0.49 per share, assuming a $27.50 purchase price and $120 million of annual synergies. Blackstone noted that while the estimated synergies presented by Parent and the Company in the Control Application were higher than the $40 million-$120 million assumed in the pro forma merger analysis, the Company's management advised Blackstone that because of the uncertainties inherent in achieving certain of such synergies, particularly in connection with certain revenue enhancements, it would be appropriate to discount such estimated synergies in the context of the valuation analysis. Blackstone noted that the per Share values implied in this analysis included all of the projected combination benefits and therefore did not necessarily reflect the price which Parent would be willing to pay to the Company's stockholders.

     Potential Value to Parent--Discounted Cash Flow. Blackstone also presented an analysis of the potential discounted cash flow value of the Company to Parent using unlevered cash flows and assuming $80 million of annual combination synergies and also assuming the projections in the Business Plan. The analysis indicated a range of per Share values assuming exit multiples of 6.0x-7.0x projected 1999 EBITDA and, based on a CAPM analysis, a weighted average cost of capital of 11% to 13% for Parent. The per Share values resulting from this analysis ranged from a low of $44.00, assuming a 6.0x exit multiple and a 13% weighted average cost of capital, to a high of $57.70, assuming a 7.0x exit multiple and an 11% weighted average cost of capital. Blackstone noted that the per Share values implied in this analysis included all of the projected combination benefits and therefore did not necessarily reflect the price which Parent would be willing to pay to the Company's stockholders.

     Leveraged Buy-Out. Blackstone also presented an analysis of the values which might be realized in a leveraged buy-out of the Company. Blackstone noted, however, that given current market conditions, the financeability of a leveraged buy-out at any meaningful premium to the current stock price would be uncertain. Blackstone estimated that the upper end of likely per Share values in a leveraged buy-out was $27.00. Blackstone further noted that, assuming equity investors would have target returns of approximately 25%, achieving this value would require debt and equity investors to accept the projections prepared by the Company in the Business Plan. If equity investors were willing to fund a leveraged buy-out based upon the Business Plan and management's estimate of potential annual cost savings of $46 million and a potential $20 million decrease in annual capital expenditures, then the implied leveraged buy-out value could be increased to approximately $36.00 per Share. Blackstone noted, however, that the ability to obtain the required level of debt financing for such a transaction under these assumptions was highly uncertain.

     Leveraged Recapitalization. Blackstone also analyzed the potential values that might be realized in connection with a leveraged recapitalization of the Company. Based upon the Business Plan, Blackstone estimated that the Company could pay a one-time special dividend to stockholders of up to $13.00 per Share, and presented a range of values assuming the remaining equity (with the increased leverage) traded at multiples of pro forma estimated 1995 earnings ranging from 8.0x to 11.0x. Based on the foregoing, the total value to stockholders would range from $26.09 per Share, assuming the lowest multiple, to $30.99 per Share, assuming the highest multiple. These values could increase to $36.68 per Share and $41.80 per Share, respectively, if one also assumed management's estimates of potential annual cost savings and decreases in annual capital expenditures discussed above. Blackstone noted, however, that the ability to obtain the required level of debt financing for such a transaction under these assumptions was highly uncertain.

     THE OPINION OF BLACKSTONE DATED MARCH 16, 1995, A COPY OF WHICH IS ATTACHED HERETO AS EXHIBIT I, SHOULD BE READ IN ITS ENTIRETY. THE SUMMARY OF THE FINANCIAL AND COMPARATIVE ANALYSES SET FORTH ABOVE CONTAINS A SUMMARY OF ALL MATERIAL ANALYSES EMPLOYED BY BLACKSTONE IN REACHING SUCH OPINION, BUT DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF BLACKSTONE'S PRESENTATION TO THE BOARD ON EITHER MARCH 9 OR MARCH 16 OR THE ANALYSES CONDUCTED BY BLACKSTONE. FURTHERMORE, THE RANGE OF VALUES PRESENTED IN SUCH ANALYSES WERE NOT INTENDED IN ANY SPECIFIC INSTANCE TO REPRESENT DEFINITIVE CONCLUSIONS OF THE VALUE OF THE COMPANY. BLACKSTONE BELIEVES THAT ITS ANALYSES AND THE SUMMARY THEREOF SET FORTH ABOVE MUST BE CONSIDERED AS A WHOLE AND THAT SELECTING PORTIONS OF ITS ANALYSES AND THE FACTORS CONSIDERED BY IT, WITHOUT CONSIDERING ALL THE FACTORS OR ANALYSES, COULD CREATE AN INCOMPLETE AND/OR MISLEADING VIEW OF THE PROCESS UNDERLYING ITS OPINION. IN ADDITION, BLACKSTONE MAY HAVE GIVEN VARIOUS ANALYSES MORE OR LESS WEIGHT THAN OTHER ANALYSES, AND MAY HAVE DEEMED VARIOUS ASSUMPTIONS MORE OR LESS PROBABLE THAN OTHER ASSUMPTIONS, SO THAT THE RANGES OF VALUATION RESULTING FROM ANY PARTICULAR ANALYSIS DESCRIBED ABOVE SHOULD NOT BE TAKEN TO BE BLACKSTONE'S VIEW OF THE ACTUAL VALUE OF THE COMPANY. IN PERFORMING ITS ANALYSES, BLACKSTONE MADE NUMEROUS ASSUMPTIONS WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, MANY OF WHICH ARE BEYOND THE CONTROL OF PARENT, THE PURCHASER OR THE COMPANY. ANY VALUE CONTAINED IN THE ANALYSES PERFORMED BY BLACKSTONE IS NOT NECESSARILY INDICATIVE OF THE ACTUAL VALUES OR ACTUAL FUTURE RESULTS, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN AS SET FORTH THEREIN. ANALYSES RELATING TO THE VALUE OF THE BUSINESS OR SHARES DO NOT PURPORT TO BE APPRAISALS OR TO REFLECT THE PRICES AT WHICH SUCH BUSINESS OR SHARES MAY BE SOLD. ACCORDINGLY, SUCH ANALYSES AND VALUATIONS ARE INHERENTLY SUBJECT TO SUBSTANTIAL UNCERTAINTY. NO PUBLIC COMPANY UTILIZED AS A COMPARISON IS IDENTICAL TO THE COMPANY, AND NONE OF THE PRECEDENT TRANSACTIONS UTILIZED AS A COMPARISON IS IDENTICAL TO THE OFFER AND THE MERGER. ACCORDINGLY, AN ANALYSIS OF PUBLICLY TRADED COMPARABLE COMPANIES AND PRECEDENT TRANSACTIONS IS NOT MATHEMATICAL; RATHER IT INVOLVES COMPLEX CONSIDERATIONS AND JUDGMENTS CONCERNING DIFFERENCES IN FINANCIAL AND OPERATING CHARACTERISTICS OF THE COMPARABLE COMPANIES OR THE COMPANIES INVOLVED IN PRECEDENT TRANSACTIONS AND OTHER FACTORS THAT COULD AFFECT THE PUBLIC TRADING VALUE OF THE COMPARABLE COMPANIES OR COMPANY OR TRANSACTION TO WHICH THEY ARE BEING COMPARED.

OPINION OF CS FIRST BOSTON CORPORATION

     CS First Boston was retained by Parent to act as its financial advisor in connection with the Offer and the Merger. CS First Boston was selected by Parent based on CS First Boston's experience, expertise and familiarity with Parent, its business and Parent's investment in the Company. CS First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     In connection with CS First Boston's engagement, Parent requested that CS First Boston evaluate the fairness, from a financial point of view, to Parent of the consideration to be paid by Parent in the Offer and the Merger. At a meeting of Parent's Board of Directors held on March 16, 1995, CS First Boston rendered to Parent's Board of Directors an oral opinion (subsequently confirmed in writing as of such date) to the effect that, as of such date and based upon and subject to certain matters, the consideration to be paid by Parent in the Offer and the Merger was fair to Parent from a financial point of view.

     In arriving at its opinion, CS First Boston (i) reviewed the Merger Agreement and certain publicly available business and financial information relating to the Company, (ii) reviewed certain other information, including financial forecasts, provided by Parent and the Company, (iii) met with the managements of Parent and the Company to discuss the business and prospects of the Company, (iv) evaluated the pro forma financial impact of the Offer and the Merger on Parent, (v) considered and relied upon the views of management of, and regulatory counsel for, Parent concerning the anticipated regulatory treatment to be accorded to the Offer and the Merger, (vi) considered certain financial and stock market data of the Company and compared that data with similar data for other publicly held companies in businesses similar to those of the Company,
(vii) considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions recently effected and
(viii) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which CS First Boston deemed relevant.

     In connection with its review, CS First Boston did not assume responsibility for independent verification of any of the information provided to or otherwise reviewed by CS First Boston and relied upon its being complete and accurate in all material respects. With respect to the financial forecasts reviewed, CS First Boston assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Parent and the Company as to the future financial performance of the Company and the potential synergies resulting from the Offer and the Merger. In addition, CS First Boston did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was CS First Boston furnished with any such evaluations or appraisals. CS First Boston assumed, with the consent of Parent's Board of Directors and based upon the views of management of, and regulatory counsel for, Parent that, in the course of obtaining the necessary regulatory and governmental approvals for the proposed Offer and Merger, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the Offer and the Merger. CS First Boston's opinion is necessarily based on information available to it and financial, stock market and other conditions and circumstances as they existed and could be evaluated on the date of its opinion. Although CS First Boston evaluated the fairness of the consideration to be paid by Parent in the Offer and the Merger from a financial point of view, the specific consideration payable in the Offer and the Merger was determined by Parent and the Company through negotiation. No other limitations were imposed by Parent on CS First Boston with respect to the investigations made or procedures followed by CS First Boston.

     In preparing its opinion to Parent's Board of Directors, CS First Boston performed a variety of financial and comparative analyses, including those described below, and provided Parent's Board of Directors with a written presentation with respect to such analyses. The summary of CS First Boston's analyses set forth below does not purport to be a complete description of the analyses underlying CS First Boston's opinion or presentation to Parent's Board of Directors. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, CS First Boston made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, CS First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, CS First Boston made numerous assumptions with respect to Parent, the Company, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Parent and the Company. No company, transaction or business used in such analyses as a comparison is identical to Parent, the Company, the Offer or the Merger. An analysis of comparable companies and transactions is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors of the comparable companies or companies involved in comparable transactions that could affect the acquisition or public trading value of the comparable companies or the business segment or transaction to which they are being compared. The estimates contained in the analyses set forth below are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, because such estimates are inherently subject to substantial uncertainty, none of Parent, the Purchaser, the Company, CS First Boston or any other person assumes responsibility for their accuracy.

     The following is a summary of the material analyses performed by CS First Boston in connection with its opinion dated March 16, 1995:

     Comparable Company Analysis. CS First Boston reviewed and compared certain financial, operating and stock market information of Parent, the Company and the following selected companies in the railroad industry: Burlington Northern Inc.; Conrail, Inc.; CSX Corporation; Illinois Central Corporation; Kansas City Southern Industries, Inc.; Norfolk Southern Corporation; Santa Fe Pacific Corporation; and Southern Pacific Transportation Corporation (the 'Comparable Companies'). CS First Boston compared equity market values as a multiple of the latest available 12 months and estimated 1994 and 1995 net income and book value, and adjusted market values (equity market value, plus total debt, preferred stock and minority investment, less cash and cash equivalents) as a multiple of the latest available 12 months and estimated 1994 and 1995 revenues, operating cash flow and operating income. All multiples were based on closing stock prices as of March 10, 1995. This analysis resulted in a stand-alone per Share equity valuation range of approximately $22.00 to $27.00.

     Comparable Acquisition Analysis. Using publicly available information, CS First Boston analyzed the purchase prices and multiples paid or proposed to be paid in selected acquisition transactions in the railroad industry, including:
Burlington Northern Inc./Santa Fe Pacific Corporation; Parent/Santa Fe Pacific Corporation; Illinois Central Corporation/Kansas City Southern Industries, Inc. (Railway Division); Kansas City Southern Industries, Inc./MidSouth Corporation; RF&P Corporation (Railway Operations)/CSX Corporation; Canadian Pacific Ltd./Soo; Blackstone Capital Partners/CNW Corporation; and Illinois Central Corporation/Prospect Group (the 'Comparable Acquisitions'). CS First Boston compared purchase prices as a multiple of the latest available 12 months net income and book value, and adjusted purchase prices (purchase price, plus total debt and preferred stock, less cash) as a multiple of the latest available 12 months sales, operating cash flow and operating income. All multiples for the Comparable Transactions were based on information available at the time of announcement of the transaction. This analysis resulted in a stand-alone per Share equity valuation range of approximately $30.00 to $36.00.

     Discounted Cash Flow Analysis. CS First Boston performed discounted cash flow analyses of the projected unlevered free cash flow of the Company for fiscal years 1995 through 2002, based on certain operating and financial assumptions, forecasts and other information provided by the management of Parent ('Parent Forecasts') and the management of the Company ('Company Forecasts'). For purposes of such analyses, CS First Boston utilized discount rates of between 10% and 14%, terminal year operating cash flow multiples of between 5.5x and 7.5x and terminal year perpetual growth rates of between 3% and 5%. Based on Parent Forecasts and discount rates of 11% and 13%, this analysis resulted in stand-alone per Share equity valuation ranges of approximately $26.00 to $33.00 and $19.00 to $22.00, respectively. Based on Company Forecasts and discount rates of 11% and 13%, this analysis resulted in stand-alone per Share equity valuation ranges of approximately $40.00 to $50.00 and $33.00 to $35.00, respectively. Parent advised CS First Boston that, in Parent's view, the Parent Forecasts were a more realistic estimate of the Company's future performance than the Company Forecasts.

     Synergies Analysis. Based on Parent Forecasts, CS First Boston performed a discounted cash flow analysis of the projected net revenue enhancements and cost savings ('Synergies') anticipated to result from the Merger for fiscal years 1995 through 2002, taking into account estimates of Parent's management as to the anticipated costs of implementing programs to realize such Synergies. For purposes of such analysis, CS First Boston utilized discount rates of 11% and 13%, a terminal year operating cash flow multiple of 6.0x and a terminal year perpetual growth rate of 4%. This analysis resulted in per Share equity valuation ranges of approximately $5.25 to $6.25 (assuming 25% projected Synergies are retained), $10.50 to $12.50 (assuming 50% of projected Synergies are retained), $15.75 to $18.75 (assuming 75% of projected Synergies are retained) and $21.00 to $25.00 (assuming 100% of projected Synergies are retained).

     Pro Forma Analysis. Based on Parent Forecasts, CS First Boston analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected earnings per share ('EPS') of Parent for the fiscal years 1995 through 2002. This analysis indicated that the Merger would be accretive to the EPS of Parent for each of the fiscal years analyzed, assuming 100% of projected Synergies anticipated from the Merger were achieved. The actual results achieved by the combined company may vary from projected results, and the variations may be material.


     Copies of CS First Boston's opinion and written presentation to Parent's Board of Directors have been filed as an exhibit to the Schedule 13E-3 and may be inspected, copied and obtained in the manner specified in 'THE OFFER--Certain Information Concerning the Company.' CS FIRST BOSTON'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE PAID BY PARENT IN THE OFFER AND THE MERGER FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE OFFER, THE MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO STOCKHOLDERS OF THE COMPANY AS TO WHETHER TO TENDER SHARES IN THE OFFER.

     In the ordinary course of business, CS First Boston and its affiliates may actively trade the debt and equity securities of Parent and its affiliates and the Company for their own account and for accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     See 'THE OFFER--Fees and Expenses' for a description of Parent's fee arrangements with CS First Boston.

PURPOSE AND STRUCTURE OF THE TRANSACTION

     The purpose of the Transaction is for Parent, through the Purchaser, to acquire the entire equity interest in the Company. Following the completion of the Offer, Parent intends to acquire any remaining equity interest in the Company not then owned by Parent or the Purchaser by consummating the Merger. If the Purchaser acquires at least 90% of the outstanding Shares through the Offer or through the Offer and pursuant to the Option Agreement, Parent intends to cause the Purchaser to consummate the Merger through a short-form merger without a vote of stockholders under Delaware law or Utah law. In any event, the Purchaser intends, should it purchase Shares pursuant to the Offer, to cause the Merger to occur (subject to satisfaction or waiver of the conditions contained in the Merger Agreement). As set forth under 'THE OFFER--Conditions of the Offer,' the Offer is conditioned upon, among other things, the Minimum Condition being satisfied. Parent and the Purchaser cannot waive the Minimum Condition without the written consent of the Company (such consent to be authorized by the Board of Directors or a duly authorized committee thereof). As a result, without the prior written approval of the Company, the Purchaser cannot accept for payment, and therefore purchase, any Shares pursuant to the Offer, unless there have been validly tendered and not withdrawn prior to expiration of the Offer a number of Shares which, when added to the Non-Voting Common Stock (assuming conversion thereof into Shares) and any Shares owned by Parent, the Purchaser and their affiliates, constitutes at least a majority of the Shares outstanding on a fully diluted basis (assuming conversion of the Non-Voting Common Stock into Shares).

     The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the public stockholders to Parent. Following the Merger, the interest of Parent in the Company's net book value and net income will increase to 100%. Parent as the sole indirect stockholder of the Company will thereafter benefit from any increases in the value of the Company and also bear the risk of any decreases in the value of the Company's operations. In connection with the Offer, Parent and the Purchaser have reviewed, and will continue to review, various possible business strategies that Parent and the Purchaser might consider in the event that the Purchaser acquires control of the Company, whether pursuant to the Merger Agreement or otherwise.

     The Merger does not require the approval of a majority of the unaffiliated stockholders of the Company.

PLANS FOR THE COMPANY AFTER THE OFFER AND MERGER

     Except as indicated in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or any other material changes in the Company's corporate structure or business or the composition of the Board of Directors or management.

     Upon consummation of the Offer, Purchaser intends to continue to review the Company and its assets, businesses, operations, properties, policies, corporate structure, capitalization and management and consider if any changes would be desirable in light of the circumstances then existing. Upon consummation of the Merger, Parent intends to continue to review the business of the Company and identify synergies and cost savings, including its freight traffic arrangements with the Company. In addition, following the Effective Time, Parent will likely change the dividend policy of the Company and may consider a possible merger of the Company with UPRR. See 'SPECIAL FACTORS--Interests of Certain Persons in the Transaction.'

     Parent regards the acquisition of the Shares and the resulting consolidation of the Company's and Parent's rail subsidiaries as an opportunity to achieve certain cost savings and synergies. Parent estimates that the Merger will result in $103 million of pre-tax benefits, mainly due to new market opportunities and traffic diversions from other railroads. An additional $95 million of pre-tax cost savings is also estimated to result from increased efficiencies in equipment utilization and synergies achieved through the increased coordination of departments, including maintenance of way and equipment, transportation, operations, communications and computers. Parent further estimates that a portion of these net benefits could have been achieved once the Control Application became final and effective, even without acquiring additional Shares or consummating the Merger. Parent estimates that these gains will be partly off-set by a one-time $199 million pre-tax consolidation and transaction cost. The foregoing estimates of cost savings and synergies are inherently subject to substantial uncertainty and there can be no assurance that they will be achieved.

     Purchaser anticipates that, upon consummation of the Offer, it will exercise its rights under the Merger Agreement to designate persons to be elected to the Company's Board of Directors so that its designees constitute at least a majority of the Company's Board of Directors. See 'THE MERGER

AGREEMENT.'

     The Merger Agreement provides that (i) Parent and the Purchaser will honor and assume certain change of control agreements with certain employees of the Company, (ii) certain participants in the Company's Retirement Plans (as defined herein) will be entitled to certain rights and will become participants in designated retirement plans of Parent and its affiliates, (iii) certain bonuses will be paid to Company employees and (iv) certain Options will be cancelled in exchange for either cash or options of the Parent. See 'THE MERGER AGREEMENT-- Compensation and Benefits.'

     It is expected that, if Shares are not accepted for payment by Purchaser pursuant to the Offer and the Merger is not consummated, the Company's current management, under the general direction of the Company's Board of Directors, will continue to manage the Company as an ongoing business.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

     In considering the recommendation of the Board of Directors of the Company, stockholders of the Company should be aware that certain officers and directors of the Company have certain interests in the Transaction, including those referred to below, that present actual or potential conflicts of interest in connection with the Offer. The Board was aware of these potential or actual conflicts of interest and considered them along with other matters described under 'SPECIAL FACTORS--Recommendation of the Board of Directors of the Company; Fairness of the Transaction.'

     Richard K. Davidson, who is the President of Parent and the Chairman and Chief Executive Officer of UPRR and MPRR, is a member of the Board of Directors of the Company and serves in such capacity as Purchaser's designee under the Stockholders Agreement (as defined below). Mr. Davidson was absent and did not vote at meetings of the Board held on February 28, March 9, and March 16, 1995. See 'SPECIAL FACTORS--Background of the Transaction.' As of March 23, 1995, the Purchaser owned 12,835,304 shares of Non-Voting Common Stock, which would, upon conversion, constitute 27.48% of the outstanding Shares on a fully diluted basis (assuming conversion of the shares of Non-Voting Common Stock into Shares and exercise of all outstanding Options).

     As of March 16, 1995, the executive officers and directors of the Company owned an aggregate of 230,527 Shares and held Options to purchase an aggregate of 932,505 Shares (whether or not exercisable). On such date, the Shares owned by executive officers and directors of the Company and the Options held by such persons (whether or not exercisable) together constituted 2.49% of the outstanding Shares on a fully diluted basis (assuming the conversion of the shares of Non-Voting Common Stock into Shares and exercise of all outstanding Options). If the Transaction is consummated, such persons will receive an aggregate of $8,068,445 in cash for their Shares and, in addition, an aggregate of $26,017,172 in cash with respect to the cancellation of Options assuming no such person receives rollover options on Parent common stock. See 'THE MERGER AGREEMENT--Compensation and Benefits' for a discussion of the treatment of Options in the Merger.

     The following table sets forth, as of March 16, 1995, the number of Shares and Options owned by, and the aggregate amounts to be received by, each executive officer and director of the Company who owns any Shares or Options, and all executive officers and directors of the Company as a group, pursuant to the Transaction. Other than the individuals named below, no executive officer or director of the Company owns any Shares.

                                                                                                          TOTAL
                                                                                                       CASH AMOUNT
                                                                                                          TO BE
NAME OF DIRECTOR OR EXECUTIVE OFFICER OF THE COMPANY                      SHARES      OPTIONS(4)       RECEIVED(5)
- -----------------------------------------------------------------------   -------     -----------     --------------
F. G. Bitter...........................................................         0        50,000        $    737,500
Richard K. Davidson(1).................................................         0             0                   0
Paul A. Lundberg.......................................................    13,997        32,125             983,638
James E. Martin(2).....................................................     3,000             0             105,000
James J. Mossman(2)(3).................................................    31,967             0           1,118,845
Harold A. Poling.......................................................       500             0              17,500
Robert Schmiege........................................................   153,192       466,895          18,957,702
Samuel K. Skinner(2)...................................................     4,137             0             144,795

                                                                                                          TOTAL
                                                                                                       CASH AMOUNT
                                                                                                          TO BE
NAME OF DIRECTOR OR EXECUTIVE OFFICER OF THE COMPANY                      SHARES      OPTIONS(4)       RECEIVED(5)
- -----------------------------------------------------------------------   -------     -----------     --------------
James R. Thompson(2)...................................................     4,237             0             148,295
Arthur W. Peters.......................................................         0       340,569          10,381,971
Dennis E. Waller.......................................................    19,497        42,916           1,490,371
                                                                          -------     -----------     --------------
All Executive Officers and Directors (11 persons)......................   230,527       932,505        $ 34,085,617

- ------------------

(1) Mr. Davidson is the President of Parent. Share data does not include the beneficial holdings of Parent or the Purchaser.

(2) Includes, for each of Messrs. Martin, Mossman, Skinner and Thompson, 4,137 shares held in the Director's Pension and Retirement Savings Trust (the 'Plan Trust') which are voted by each respective director but with respect to which such directors do not have the right of disposition. Such Plan Trust was established to hold Shares in connection with the Company's Directors' Pension and Retirement Savings Plan.

(3) Includes 27,830 Shares held through a limited partnership affiliated with Blackstone.


(4) Includes vested and unvested Options.

(5) Assumes all Options will be settled for cash.

     In December 1994, the Company entered into Change of Control Employment Agreements with Messrs. F. Gordon Bitter (Senior Vice President--Finance and Accounting), Paul A. Lundberg (Senior Vice President-- Services), James E. Martin (Executive Vice President--Operations), Arthur W. Peters (Senior Vice President-- Sales and Marketing) and Dennis E. Waller (Senior Vice President--Engineering and Equipment) and twenty-two other employees of the Company who are not executive officers. Each such agreement provides for, among other things: (i) a three-year employment period, beginning on the date of a Change of Control (as defined in such agreements), at an annual base salary equal to at least 12 times the highest monthly salary payable during the 12-month period immediately preceding the Change of Control; (ii) a guaranteed annual bonus; and (iii) continued participation in the incentive, savings, retirement, welfare and other fringe benefit plans sponsored by the Company. If the executive's employment is terminated by the Company (other than for Cause (as defined in such agreements) or by reason of the executive's death or disability), or if the executive terminates employment for Good Reason (as defined in such agreements), the executive will receive: (i) annual base salary, guaranteed bonus and accrued vacation pay through the date of termination; (ii) previously deferred and unpaid compensation; (iii) an amount equal to three times the sum of the executive's base salary and annualized guaranteed bonus in the year in which the termination occurs; (iv) reimbursement for benefits which would have accrued in three more years and for unvested benefits forfeited under the Company's Supplementel Pension Plan as a result of termination; and (v) continuation of all medical, life insurance and other welfare benefits for a period of three years from termination. Payments under each of such agreements will be reduced to the extent it is determined that any portion thereof would be nondeductible under Section 280G of the Internal Revenue Code of 1986, as amended (the 'Code'), as an 'excess parachute payment.' If payments equal to or in excess of 300% of the executive's 'base amount' (generally the average annual compensation received by the executive over his five most recent tax years) are made to the executive, then all amounts in excess of 100% of the executive's base amount generally constitute 'excess parachute payments' for purposes of the Code. It is anticipated that the payments made to the executive officers under the Change of Control Employment Agreements after reduction for the portions of
(i) the amount of the prorated guaranteed bonus and (ii) the payments made under the Merger Agreement with respect to the value of the executive's unvested options, all as determined by the Company under the proposed regulations issued by the Internal Revenue Service under Code Section 280G, are $437,112 for Mr. Bitter, $456,302 for Mr. Lundberg, $1,181,172 for Mr. Martin, $1,212,549 for Mr. Peters, $431,648 for Mr. Waller and $11,865,054 for all officers with Change of Control Employment Agreements.

     Pursuant to the Merger Agreement, the Company will, after the Effective Time, pay bonuses under its Bonus Plan in an amount determined by projecting to December 31, 1995, its performance through the date of closing and prorating the resulting bonus amounts to the date of closing. The following bonus payments would be made pursuant to the Bonus Plan if the Effective Time were May 1, 1995:
Mr. Schmiege, $150,000; Mr. Bitter, $91,667; Mr. Lundberg, $75,000; Mr. Martin, $91,667; Mr. Peters, $96,073; Mr. Waller, $75,000; and $1,094,899 for all

officers with Change of Control Employment Agreements.

     Under the Merger Agreement, Parent has agreed to cause the Surviving Corporation to honor the Change of Control Employment Agreements. In some instances individual employees may enter into employment agreements with Parent or one of its affiliates pursuant to which the rights to payments under the Change of Control Employment Agreements are extinguished.

     In addition, under the Merger Agreement, Parent has agreed that each individual officer with a Change of Control Employment Agreement whose employment terminates under the Change of Control Employment Agreement as described in the third preceding paragraph above and who (i) agrees to receive a lump sum payment in cash of all benefits such officer is entitled to upon termination of employment under the Change of Control Employment Agreement, (ii) agrees to the amendment of the Stockholders Agreements, dated March 30, 1992 and June 21, 1993 and the Registration Rights Agreement, dated July 14, 1989 to provide for their termination and to waive all rights which such officer may have under such agreements and (iii) waives any claims which such officer may have against the Company (other than any rights such officer may have to benefits under the Company's benefit plans and any rights such officer may have to indemnification by the Company as provided in the Merger Agreement as described in 'THE MERGER AGREEMENT') will receive a separate payment ('Separate Payment') from the Company in an amount equal to the product of $15.0 million and a fraction, the numerator of which is such officer's individual 1995 annualized compensation (current salary and maximum bonus) and the denominator of which is the total 1995 annualized compensation (current salary and maximum bonus) of all officers with Change of Control Employment Agreements. As a result of the receipt by an executive of a Separate Payment in addition to the payments under such executive's Change of Control Employment Agreement, portions of the total payments to such executive could constitute 'excess parachute payments,' resulting in non-deductibility of such 'excess parachute payments' to the Company and imposition with respect thereto of a 20% excise tax on the executive.

     If the following executive officers have such a termination of employment under the Change of Control Employment Agreements and agree to the conditions identified for the receipt of the Separate Payments, it is anticipated that such officers would receive Separate Payments in the following amounts: Mr. Bitter, $1,079,220; Mr. Lundberg, $882,998; Mr. Martin, $1,079,220; Mr. Peters,
$1,131,101, Mr. Waller; $882,998; and all officers with Change of Control Employment Agreements (including the five identified officers), $15,000,000. Officers who enter into employment agreements with Parent or one of its affiliates will not receive Separate Payments.

     Subject to the employee consenting to the cancellation of his Options, if consent is required by the terms of the Option (whether or not currently exercisable), all outstanding Options under the Company's 1989 Equity Incentive Plan for Key Employees, 1992 Equity Incentive Plan, and 1994 Equity Incentive Plan (the 'Option Plans') and certain Rollover Option Agreements will be cancelled by the Company at the Effective Time. Options which have been cancelled on exercise of limited stock appreciation rights will not be considered outstanding for this purpose. In consideration for the cancellation of his or her Options, each employee will receive payment with respect to each Share with respect to which the employee holds an Option in the amount of the excess of the Offer Price over the exercise price. Employees of the Company whom Parent or its affiliates have agreed to employ will be permitted to make an advance election, in lieu of receiving a cash payment, to exchange their Options for options with respect to common stock of Parent having in the aggregate substantially the same terms and conditions, but without reload or change in control features, as the Company Options exchanged therefor. If cash is received in respect of all of their Options, the executive officers and all officers with Change of Control Employment Agreements would receive the following payments as consideration for the cancellation of their Options: Mr. Schmiege, $13,595,982; Mr. Bitter, $737,500; Mr. Lundberg, $493,743; Mr. Martin, $0; Mr. Peters, $10,381,971; Mr. Waller, $807,976; and all executive officers, $26,017,172.

     In addition, in connection with the retention of Mr. James Martin as Executive Vice President--Operations of the Company, effective May 2, 1994, Mr. Martin, received a payment of $125,000 at the time of his retention, and, based on the recommendation at that time of the Chief Executive Officer of the Company, is expected to receive in addition to his normal compensation, a service bonus of $125,000 when he retires.

     Parent has also agreed in the Merger Agreement that all rights to indemnification existing in favor of present or former directors, officers, employees and agents of the Company or any of its subsidiaries as provided in the Company's Restated Certificate of Incorporation or By-Laws or the certificate or articles of incorporation, by-laws or similar documents of any of the Company's subsidiaries as in effect as of the date of the Merger Agreement with respect to matters occurring prior to the Effective Time will survive the Merger and will continue in full force and effect. In addition, the Merger Agreement provides that subject to certain limitations, Parent will cause to be maintained in effect for not less than six years from the consummation of the Offer the current directors' and officers' liability insurance policies maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous) with respect to matters occurring prior to the Effective Time. See 'THE MERGER AGREEMENT--Directors' and Officers' Insurance and Indemnification.'

     Following execution of the Merger Agreement, Parent approved an arrangement under which, after the Effective Time, Parent will contribute to charities of Mr. Schmiege's choice, in honor of Mr. Schmiege, an aggregate of $1,500,000, payable over five years.

     Parent and certain of Parent's affiliates are parties to various contractual arrangements with the Company and certain of the Company's affiliates. Set forth below are summaries of certain of these arrangements. These summaries are qualified in their entirety by reference to the appropriate agreements which have been filed with the SEC as exhibits to the Tender Offer Statement on Schedule 14D-1 (the 'Schedule 14D-1') and which are incorporated herein by reference. These agreements may be examined and copies may be obtained at the place and in the manner set forth under the caption 'THE OFFER--Certain

Information Concerning the Company.' The Merger Agreement contemplates that the Stockholders Agreement, the 1993 Agreement and the Registration Rights Agreement (each as defined below) will be terminated at the Effective Time.

  Stockholders Agreement

     Under the provisions of the Second Amended and Restated Stockholders Agreement, dated as of March 30, 1992, (the 'Stockholders Agreement'), by and among certain of the Company's executive officers and one former executive officer, the Purchaser, Parent and the Company, such officers are required to vote their Shares for one designee of the Purchaser to the Company's Board of Directors. Certain former principal stockholders and certain former executive officers of the Company were originally also parties to the Stockholders Agreement.
     Under the Stockholders Agreement, subject to certain exceptions: (i) if the Purchaser wishes to sell or otherwise dispose of any of its Non-Voting Common Stock or Shares into which such Non-Voting Common Stock may be converted (the 'Transfer Securities') to a person other than a party to the Stockholders Agreement or a permitted transferee of such party (a 'Third Party') (excluding a sale or spinoff to the stockholders of Parent) in one transaction or from time to time in different transactions or (ii) if the Company wishes to sell or otherwise dispose of all or substantially all of its assets or all or a part of the east-west main line, whether or not as part of the sale of any other assets ('Transfer Assets') (any Transfer Securities together with any Transfer Assets being referred to herein as the 'Offered Assets'), then (a) the Purchaser or a permitted transferee, in the case of a proposed sale by the Company of any Transfer Assets, and (b) the Company, in the case of a proposed sale of Transfer Securities by the Purchaser or any of its permitted transferees, shall have a right of first refusal with respect to the Offered Assets at a price specified by the Purchaser or the Company, as the case may be (the 'Seller'), exercisable for a period of 45 days following written notice from the Seller of the terms of such proposed sale of Offered Assets (the 'Sale Notice'). Following a party's failure to exercise its right of first refusal, for a period of 400 days from the date of the Sale Notice, the Offered Assets may be sold to a Third Party on terms and conditions no more favorable than those offered to the person having the right of first refusal (each, a 'Rights Offeree'), provided that such sale
(x) is at a price in excess of 82.5% of the price at which the Offered Assets were offered to the Rights Offeree and (y) is otherwise on the same general terms and conditions as such offer to the Rights Offeree.

     The Purchaser's right of first refusal with respect to the proposed sale of any Transfer Assets is subject to certain limitations and exceptions and is also subject to ICC approval or exemption. In addition, the Purchaser's right of first refusal with respect to the east-west main line terminates if, under certain circumstances, the Purchaser fails to exercise its right, and its right of first refusal with respect to the Transfer Assets (except with respect to the east-west main line) terminates if the Purchaser, together with its permitted transferees, ceases to own approximately 2,840,000 or more shares of Non-Voting Common Stock or Shares.

  1993 Agreement

     Pursuant to an agreement, dated as of June 21, 1993 (the '1993 Agreement'), by and among the parties to the Stockholders Agreement, the Company agreed to use its best efforts to cause two designees of the Purchaser in addition to the one designee of the Purchaser for whom the Company's officers are required under the

Stockholders Agreement to vote their Shares (the 'Additional Nominees') to be appointed to the Board of Directors as members of the class of directors serving for a term ending on the date of the Annual Meeting to be held in 1995. The Board of Directors so elected the Additional Nominees, such election to be effective upon the ICC's March 7, 1995 order approving the Control Application becoming final and effective. Assuming no stays are entered by any court or the ICC, the Control Application, and therefore the commencement of Board service by the Additional Nominees, will become effective on April 6, 1995. In addition, the Company agreed to use its best efforts to (i) ensure that there will at all times be three designees of the Purchaser on the Board of Directors (and, if the Company shall continue to have a staggered Board of Directors, one such designee will be in Class I (current term expiring in 1996) and two such designees will be in Class III (current term expiring in 1995)), such efforts to include, if necessary, expanding the Board of Directors, and filling vacancies on the Board of Directors with, and nominating and soliciting proxies for the election as directors at each annual meeting of the Company's stockholders of, the Purchaser designees and (ii) ensure that the Board of Directors consists of nine directors (including the Additional Nominees), provided that the number of authorized directors may be increased in certain instances to permit the election of the Purchaser designees.

     Pursuant to the 1993 Agreement, Messrs. Schmiege and Peters and one former executive officers of the Company agreed to vote their Shares and otherwise use their best efforts to ensure that there will at all times be three designees of the Purchaser on the Board of Directors, provided that such obligation will not restrict sales of Shares held by the executive officers and will cease with respect to such executive officer if he ceases to be an employee of the Company.

     The provisions of the 1993 Agreement described above will terminate (i) with respect to the Additional Nominees, if the Purchaser ceases to own at least 20% of the capital stock of the Company of any class or classes, the holders of which are entitled to vote generally in the election of the members of the Board of Directors, and any securities of the Company presently convertible into, or exercisable or exchangeable for, any such capital stock of the Company, including but not limited to the Shares and the Non-Voting Common Stock, and
(ii) with respect to one of the Additional Nominees, if the Purchaser ceases to own at least 25%, but continues to own at least 20% of such capital stock of the Company.

  Registration Rights Agreement

     The Purchaser has the right, pursuant to a Registration Rights Agreement dated as of July 14, 1989, as amended, by and among the Company, an affiliate of Blackstone, the Purchaser and certain other parties, to require that the Company effect the registration under the Exchange Act of all or any part of the Purchaser's Non-Voting Common Stock, and the Purchaser and certain present and former executive officers of the Company have certain piggyback registration rights at such time or times as the Company publicly offers securities.


  Trackage Rights Agreement

     Pursuant to a Trackage Rights Agreement, approved by the ICC, among UPRR, MPRR (UPRR, MPRR and their respective subsidiaries being hereinafter referred to as 'UP') and the Company, as supplemented and amended by a Supplemental Form of Agreement for UP Trackage Rights, dated as of January 31, 1990 (the 'Trackage Rights Agreement'), the Company hauls certain traffic over the east-west main line for UP using Company employees, engines and facilities under terms that preserve the Company's revenue on that traffic and at the same time provide the Company with increased revenues in the event of increased UP usage under the Trackage Rights Agreement. The Trackage Rights Agreement was further amended by an amendment dated as of December 20, 1990. The Trackage Rights Agreement, as so amended, required the Company to maintain 90% of the east-west main line at Class 5 Federal Railroad Administration ('FRA') standards by the end of 1994. Since December 31, 1992, this condition has been met. In addition, UP agreed that if it determined by the end of 1994 that further upgrading of the east-west main line was desirable, it would have provided $35 million of additional debt financing to help the Company achieve the maintenance of 100% of the east-west main line at Class 5 FRA standards by 1996. UP did not elect to provide such additional financing.

     The trackage rights granted to UP under the Trackage Rights Agreement run for a term of 999 years and consist of bridge rights (i.e., rights to haul freight from one end of the east-west main line to the other, but not to originate, terminate or interchange traffic at intermediate points) between Fremont, Nebraska/Council Bluffs, Iowa and points in and around Chicago, Illinois, and full rights throughout the Chicago area, each subject to certain limitations. UP retains the option of working with the Company and other railroads on an interline basis rather than handling traffic via the trackage rights. UP is allowed to interchange with all rail and non-rail transportation companies in the Chicago area for traffic to and from points not served by the Company or the Fox River Valley Railroad Corporation (a Wisconsin regional railroad which purchased its line from the Company and has since been acquired by Fox Valley & Western Railroad, a subsidiary of Wisconsin Central Transportation Company).

     The Trackage Rights Agreement also calls for provision by the Company of terminal services, including switching for UP to connecting railroads and to and from selected terminal and shipper's facilities. Other services to be provided to UP by the Company include locomotive servicing and fueling, locomotive and train inspection, derailment cleanup, bad order repair and clerical services.

     As compensation for the rights and services afforded thereunder, the Trackage Rights Agreement obligates UP to pay the Company its revenue per unit (by traffic classifications) of the first quarter of 1989 net of refunds and all appropriate allowance payments, with the level of such compensation to be adjusted upward or downward (subject to a defined minimum rate) in accordance with the percentage increase or decrease of UP's net revenue per unit for each trackage right traffic classification. The aforementioned level of compensation will be adjusted every five years to reflect productivity per unit where such adjustment would not reduce the revenue to variable cost ratio below the level prevailing on the date of the Trackage Rights Agreement. In order to provide UP with an incentive to increase the traffic subject to the Trackage Rights Agreement, the compensation described above is to be adjusted to reflect UP's increase in usage (volume as measured in carloads, trailers or containers) by traffic classification for trackage rights traffic using the east-west main line. In addition, the Company is entitled to supplementary compensation for handling empty returns in excess of the number of loads handled. The Trackage Rights Agreement also requires UP to reimburse the Company for additional costs associated with certain special services.

     Pursuant to the terms of the Trackage Rights Agreement, UP paid the Company approximately $16.3 million in 1992, approximately $18.8 million in 1993 and approximately $23.9 million in 1994.

     In order to ensure provision by the Company of the high level of service and maintenance required under the Trackage Rights Agreement, any material breach of the service or maintenance standards incorporated therein, which is not cured within the period allotted therefor, will result in the entitlement of UP to expanded rights in respect of the trackage right lines, including, under certain circumstances, the right to undertake maintenance therefor, to make capital improvements to ensure continued maintenance at Class 5 standards, the immediate right to fully operate its own trains over such lines, and corresponding changes in the compensation provisions for trackage rights.

     The Trackage Rights Agreement further provides that, except in the event of a material breach of the agreement (in which event control of train operations will be held by the party with the greater usage and UP will be permitted to utilize its own train crews), the Company will be solely responsible for control of train operations on the lines subject to the Trackage Rights Agreement and will conduct the same in a nondiscriminatory manner. Absent breach, the Company will also be obligated to provide crews for UP trains and will in any event bear the same liability for trackage rights traffic as it would have had if such traffic had moved in interline service.

  WRPI Agreements

     The Company and Parent and certain of its subsidiaries are also parties to certain agreements originally entered into in connection with Parent's participation in the financing of Western Railroad Properties, Incorporated, an indirect subsidiary of the Company ('WRPI'), in 1982 and which were restated in December of 1990 when WRPI completed a refinancing (the 'WRPI Refinancing') of indebtedness incurred in connection with the construction of WRPI's rail lines. Under these agreements, a trust for the benefit of a subsidiary of Parent (the 'WRPI Trust') owns approximately one-half of the track constituting the WRPI line and certain support facilities and leases them to WRPI pursuant to a lease (the 'Lease'). During 1992, 1993 and 1994, WRPI paid approximately $17.7 million, $21.8 million and $20.2 million, respectively, to the WRPI Trust for fixed and contingent rent payments under the Lease, excluding rent representing interest payable to lenders to the WRPI Trust. Another agreement between WRPI and UPRR provides for the manner in which aggregate revenues from jointly transportated coal will be divided between them. At the present time, substantially all the coal transported by WRPI out of the Powder River Basin is interchanged with UPRR at South Morrill, Nebraska, and is subject to such agreement. In order to secure the performance of WRPI's obligations under the Lease

(including rental payments in respect of indebtedness incurred by the WRPI Trust in connection with the WRPI Refinancing) and the other agreements entered into as part of the WRPI Refinancing, all of the capital stock of WRPI is currently pledged to the WRPI Trust. Under the pledge agreement with the WRPI Trust, the Company is required (subject to certain exceptions) to obtain the consent of the WRPI Trust or Parent to any transfer of capital stock of WRPI at any time prior to April of 2001. In addition, the WRPI Trust has a right of first refusal with respect to transfers of the capital stock of WRPI under this agreement and would have the right, unless prohibited by law, to acquire the capital stock of WRPI at the lower of the fair market value and the book value of such shares in the event of: (i) a material breach of the participation and loan agreement entered into in connection with the WRPI Refinancing, which, in the case of a non-monetary breach, would, after expiration of a 60-day grace period, have a material adverse effect on Parent or its affiliates or its interest in WRPI; or
(ii) a continuing event of default under the Lease.

  Operating Relationship

     In addition to the foregoing, the Company has a substantial operating relationship with UPRR. Approximately 62%, 65% and 67% of the Company's total loads in 1992, 1993 and 1994, respectively, were interchanged with UPRR railroad lines at the Company's Omaha gateway and at the south end of WRPI. Additionally, approximately 31%, 34% and 35% of Parent's railroad subsidiaries' total loads in 1992, 1993 and 1994, respectively, were interchanged with the Company's railroad subsidiaries. The Company's east-west main line also links UPRR's primary western routes with eastern railroads in Chicago, providing direct freight service between Chicago and West Coast points. In connection with such interchanges, either or both of Parent's and the Company's railroad subsidiaries may be the party billing the shipper of such interchanged freight, and in cases where one of the parties bills for the entire shipment, such party will periodically remit to the other party the net amount of the proceeds due to such other carrier in accordance with standard industry practice.

CERTAIN EFFECTS OF THE TRANSACTION

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     According to the published guidelines of the New York Stock Exchange ('NYSE'), the NYSE would consider delisting the Shares if, among other things, the number of record holders of such Shares who each hold at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more ('NYSE Excluded Holdings')) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

     If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System ('Nasdaq') or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     The Shares are currently 'margin securities', as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the 'Federal Reserve Board'), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following consummation of the Offer it is possible that the Shares might no longer constitute 'margin securities' for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the SEC if the Shares are not listed on a national securities exchange or quoted on Nasdaq and there are fewer than 300 record holders of the Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a), and the requirements of Rule 13e-3 under the Exchange Act with respect to 'going private' transactions, no longer applicable to the Company. In addition, 'affiliates' of the Company and persons holding 'restricted securities' of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. It is the present intention of the Purchaser to seek to cause the Company to make an application for the termination of the registration of the Shares under the Exchange Act as soon as possible after the purchase of all validly tendered Shares in the Offer if the requirements for termination of registration are met.

     If registration of the Shares under the Exchange Act is terminated, the Shares would no longer be 'margin securities' or be eligible for Nasdaq reporting.

CERTAIN LITIGATION

     On March 10, 1995, three suits were filed, and on March 13, 1995, two additional suits were filed, in the Court of Chancery in Delaware by stockholders of the Company against the Company, the members of the Company's Board of Directors, Parent and certain other parties. Each of these suits was filed as a class action on behalf of all stockholders of the Company except the defendants and their affiliates, and alleges, among other things, that various of the defendants have breached their fiduciary duties to plaintiffs in connection with the Transaction by (a) failing to act independently, in furtherance of the best interests of the Company and its stockholders, and to maximize stockholder value, (b) failing to adequately explore all alternatives available to the Company's stockholders (including soliciting all potential bids for the Company or its assets, conducting an active market check, or negotiating with any other interested third party), and (c) by agreeing to transfer control of the Company to Parent for grossly inadequate consideration. Several of the complaints also allege, among other things, that Parent is a controlling stockholder of the Company, that the Transaction is being entered into for the benefit of Parent and not the Company's stockholders, and that Parent violated its duty to offer Company stockholders a fair price for their Shares. These complaints seek, among other things, (i) a declaratory judgment that defendants have breached their fiduciary duties to plaintiffs, (ii) preliminary and permanent injunctive relief enjoining defendants from proceeding with or consummating the transfer of control of the Company, (iii) a court order requiring the Company and the Board of Directors to undertake an appropriate evaluation of alternatives designed to maximize stockholder value and appoint a disinterested committee of directors to ensure that the interests of the Company's stockholders are protected, and (iv) joint and several damages against the defendants as a result of their conduct.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of the material federal income tax consequences of the Offer and the Merger to holders of Shares who hold the Shares as capital assets. The discussion set forth below is for general information only and may not apply to particular categories of holders of Shares subject to special treatment under the Code, such as foreign holders and holders who acquired such Shares pursuant to an exercise of an employee stock option or otherwise as compensation.

     Consequences of the Offer and the Merger Generally. The receipt of cash for Shares pursuant to the Offer (or the Merger) will be a taxable transaction for federal income tax purposes and may be a taxable transaction for foreign, state and local income tax purposes as well.

     In general, a stockholder of the Company who, pursuant to the Offer and/or the Merger, exchanges Shares for cash will recognize capital gain or loss on the date of acceptance of Shares for purchase pursuant to the Offer or at the Effective Time, as the case may be, in an amount equal to the difference between the amount of cash received and the stockholder's adjusted tax basis in the Shares accepted for payment in the Offer or surrendered in the Merger. The gain or loss will be long-term capital gain or loss if, as of the date of the exchange pursuant to the Offer or as of the Effective Time, the holder thereof has held such Shares for more than one year.

     If a holder of Shares owns more than one 'block' of stock (i.e., Shares acquired at the same time in a single transaction), gain or loss must be determined separately for each block held. In general, the amount of cash received must be allocated ratably among the blocks in the proportion that the number of Shares in a particular block bears to the total number of Shares held by such stockholder.

     On March 14, 1995, the Committee on Ways and Means of the United States House of Representatives approved and sent to the full House H. R. 1215, the Contract with America Tax Relief Act of 1995 (the 'Bill'). The Bill provides, among other things, for a 50% capital gains deduction for long-term capital gains of individuals, effective for gains recognized after December 31, 1994. In addition, the Bill provides for a maximum 25% tax rate on long-term capital gains of corporations, effective for gains recognized after December 31, 1994. If the Bill were enacted without change, there would be a substantial reduction in the tax rate applicable to long-term capital gains recognized by stockholders pursuant to the Offer or the Merger. There can be no assurance, however, that the Bill will be enacted as approved by the Committee or, if enacted, that the effective date of the Bill's capital gains provisions will not be changed.

     Withholding. Unless a stockholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury Regulations promulgated thereunder, such stockholder may be subject to withholding tax of 31% with respect to any cash payments received pursuant to the Offer and the Merger. See 'THE OFFER--Procedures for Tendering Shares.' Stockholders should consult their brokers to ensure compliance with such procedures. Foreign stockholders should consult with their own tax advisors regarding withholding taxes in general.

     STOCKHOLDERS OF THE COMPANY ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER, INCLUDING ANY FOREIGN, STATE, LOCAL, OR OTHER TAX CONSEQUENCES OF THE OFFER AND THE MERGER.

                          FINANCING OF THE TRANSACTION

     The Purchaser estimates that the total amount of funds required to purchase all Shares validly tendered pursuant to the Offer, consummate the Merger and to pay all related costs and expenses (inclusive of estimated expenses of the Company other than the cost of refinancing certain indebtedness of the Company, if any, as described below) will be approximately $1.2 billion. See 'THE OFFER--Fees and Expenses.'

     The Purchaser plans to obtain the necessary funds through capital contributions or advances made by Parent. Parent plans to obtain the funds for such capital contributions or advances from its available cash and working capital, and one or more loan facilities currently existing or to be obtained from one or more commercial banks or other financial institutions.


     On March 20, 1995, Parent entered into an engagement letter (the 'Commitment') among Parent, Chemical Bank, Citibank, N.A. and Chemical Securities, Inc., as co-agents (the 'Co-Agents'), and Chemical Bank and Citicorp Securities, Inc., as co-arrangers (the 'Co-Arrangers'), and Chemical Bank, as administrative agent, to provide Parent and the Purchaser with a revolving credit facility (the 'Facility') in the amount of $2.3 billion. Pursuant to the Commitment, and subject to the terms and conditions thereof, Chemical Bank and Citibank N.A. have committed, on a several basis, to provide $400 million of the Facility (each such commitment to be in the amount of $200 million) and Chemical Securities, Inc. has agreed to arrange, on a best-efforts basis, a syndicate of lenders to provide the remainder of the Facility. The Commitment is subject to certain specified conditions, including, among other things, (i) the preparation, execution and delivery of mutually acceptable Facility documentation, including credit agreements incorporating substantially the terms and conditions outlined in the Commitment; (ii) the absence of (A) a material adverse change in the business, condition (financial or otherwise), operations, performance or properties of Parent and its subsidiaries taken as a whole, since December 31, 1994, except as disclosed in Parent's most recent Annual Report on Form 10-K, and (B) any change in loan syndication, financial or capital market conditions generally that, in the reasonable judgment of the the Co-Arrangers, would materially impair syndication of the Facility; (iii) the reasonable satisfaction of the Co-Arrangers with the structure and terms of the Offer with respect to such matters as could materially adversely affect the Co-Arrangers, the Co-Agents, the lenders or the financing contemplated thereby; (iv) the accuracy of all representations made, and all written information furnished, by Parent and Parent's compliance with the terms of the Commitment; (v) the payment in full of all fees, expenses and other amounts payable under the Commitment; (vi) a closing of the Facility on or prior to June 30, 1995 or such later date as may be mutually agreed; and (vii) the absence of any litigation or other proceedings that could reasonably be expected to have a material adverse effect upon the syndication of the Facility or upon the business, condition (financial or otherwise), operations, performance or properties of Parent and its subsidiaries taken as a whole. The Commitment terminates on June 30, 1995, or such later date as the Co-Arrangers may agree in writing, unless the Facility closes on or before such date.

     A portion of the Facility in the aggregate amount of up to $1.1 billion will mature up to five years from the date of the signing of definitive Facility documentation (the 'Closing Date'). The interest on the drawings under this portion of the Facility is expected to be in the range of .150 to .500% above the London Interbank Offered Rate ('LIBOR') per annum, and would be in addition to a Facility fee ranging from .100% to .250% per annum, in each case based on Parent's credit rating. The remaining portion of the Facility in the aggregate amount of $1.2 billion shall be in the form of a separately-documented revolving credit facility terminating on the date 364 days after the Closing Date. The interest under the remaining portion of the Facility is expected to be .190% above LIBOR per annum and this portion of the Facility would be subject to a Facility fee of .190% per annum. Each Facility fee is payable on the entire amount of the relevant portion of the Facility, whether used or unused. The foregoing description of the terms and provisions of the Commitment is qualified in its entirety by reference to the text of the engagement letter, a copy of which is filed as an exhibit to the Schedule 14D-1 and is incorporated herein by reference.

     The proceeds of the Facility will be made available to finance the Offer and the Merger, to refinance certain existing debt of the Company and for general corporate purposes of Parent.

     It is anticipated that the indebtedness incurred by Parent under the Facility will be repaid from funds generated internally by Parent and its subsidiaries (including, after the Merger, if consummated, dividends paid by the Company and its subsidiaries), through additional borrowings, through the issuance of additional debt, through application of proceeds of dispositions or through a combination of two or more such sources. No final decisions have been made concerning the method Parent will employ to repay such indebtedness. Such decisions when made will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

     The Company's current financing includes, among other things, senior notes in the aggregate principal amount of $465 million (the 'Notes') and a credit facility with an outstanding balance of approximately $197 million (the 'Credit Facility'). Although consummation of the Offer would not violate the terms and conditions of the Notes and the Credit Facility, consummation of the Merger without the consent of the lenders will likely constitute a default under the Notes and the Credit Facility. Upon consummation of the Offer, Parent currently anticipates that the Company will seek to obtain any required waivers or consents to the Merger from these lenders or to refinance the indebtedness under the Notes and the Credit Facility.

                              THE MERGER AGREEMENT

     Merger Agreement. THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT WHICH IS INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH IS ATTACHED HERETO AS ANNEX I. CAPITALIZED TERMS NOT OTHERWISE DEFINED IN THE FOLLOWING SUMMARY SHALL HAVE THE MEANINGS SET FORTH IN THE MERGER AGREEMENT.

     The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver (except that the Minimum Condition may not be waived) of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that, without the written consent of the Company (such consent to be authorized by the Board of Directors or a duly authorized committee thereof), the Purchaser will not decrease the Offer Price, decrease the number of Shares sought in the Offer, waive the Minimum Condition, or amend any condition of the Offer in a manner adverse to the holders of Shares except that if on the initial scheduled Expiration Date (as defined herein) (as it may be extended), all conditions to the Offer shall not have been satisfied or waived, the Offer may be extended from time to time until June 30, 1995 without the consent of the Company. In addition, the Merger Agreement provides that, without the consent of the Company, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such an increase in the Offer Price.

     The Merger. The Merger Agreement provides that, subject to the terms and conditions thereof, at the Effective Time, the Purchaser will be merged with and into the Company and the Company will become an indirect, wholly owned subsidiary of Parent. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation and will continue to be governed by Delaware law. The Merger will have the effects set forth under Delaware Law and Utah Law.

     The respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions: (i) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of Shares, if required by applicable law and the Company's Restated Certificate of Incorporation, in order to consummate the Merger; (ii) no statute, rule, order, decree or regulation shall have been enacted or promulgated by any foreign or domestic government or any governmental agency or authority of competent jurisdiction which prohibits the consummation of the Merger and all foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated by the Merger Agreement will have been obtained and will be in effect at the Effective Time; (iii) there will be no order or injunction of a foreign or United States Federal or state court or other governmental authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger and there will be no suit, action, proceeding or investigation by a governmental entity seeking to restrain, enjoin or prohibit the Merger; and (iv) Parent, the Purchaser or their affiliates will have purchased the Shares pursuant to the Offer. In addition, the obligation of Parent to effect the Merger is subject to the ICC having made a determination that the terms of the Merger are just and reasonable or having issued a declaratory order that no such determination is required.

     The Merger Agreement provides that as of the Effective Time, each issued and outstanding share of Common Stock (other than Shares that are owned by the Company as treasury stock and any Shares owned by Parent, the Purchaser or any other wholly owned subsidiary of Parent) will be converted into the right to receive the Offer Price, without interest.

     Pursuant to the Merger Agreement, the issued and outstanding shares of common stock, par value $.01 per share, of the Purchaser will be converted into and become such number of fully paid and non-assessable shares of common stock of the Surviving Corporation as the Company had outstanding immediately prior to the Effective Time.

     The Company's Board of Directors. The Merger Agreement provides that, promptly upon the purchase of and payment for any Shares by the Purchaser or any other subsidiary of Parent pursuant to the Offer which, together with the Non-Voting Common Stock represents at least a majority of the outstanding Shares on a fully diluted basis (assuming conversion of the Non-Voting Common Stock into Shares), Parent will be entitled to designate such number of directors, rounded up to the next whole number, to the Board of Directors of the Company as is equal to the product of the total number of directors on such Board (giving effect to the existing representatives of Parent serving on the Board of Directors, including representatives which Parent has the right to designate pursuant to the 1993 Agreement (as defined above) and the directors designated by Parent pursuant to this sentence) multiplied by the ratio of the aggregate number of Shares and shares of Non-Voting Common Stock (if any) beneficially owned by the Purchaser, Parent and any of their affiliates to the total number of Shares and shares of Non-Voting Common Stock (if any) then outstanding. Promptly after consummation of the Offer, the Company will, upon request of the Purchaser, use its best efforts promptly either to increase the size of the Board of Directors or, at the Company's election, secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected or appointed to the Company's Board, and will cause Parent's designees to be so elected or appointed. The Merger Agreement also provides that the Company will cause persons designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors,
(ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board, in each case only to the extent permitted by applicable law or the rules of any stock exchange on which the Shares are listed. Notwithstanding the foregoing, until the Effective Time, the Company and Parent will use all reasonable efforts to retain as members of the Board of Directors at least three (3) directors who were directors of the Company on the date of the Merger Agreement and were not representatives of Parent (or certain replacements) (the 'Company Directors'); provided, that subsequent to the purchase of and payment for Shares pursuant to the Offer, Parent will always have its designees represent at least a majority of the entire Board of Directors. The concurrence of a majority of the Company Directors will be required for any amendment or termination of the Merger Agreement by the Company, any waiver of any of the Company's rights thereunder, any extension of the time for performance of Parent's or the Purchaser's obligations or other acts thereunder, or any other action taken by the Company's Board of Directors in connection with the Merger Agreement (including actions to enforce the Merger Agreement). If there are no such directors notwithstanding the reasonable best efforts of the other directors to appoint Company Directors, such actions may be effected by majority vote of the entire Board of Directors of the Company. The Company's obligation to appoint the Purchaser's designees to the Board of Directors is subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

     Stockholders' Meeting. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its stockholders (the 'Special Meeting') as soon as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement. The Merger Agreement provides that the Company will, if required by applicable law in order to consummate the Merger, prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use its best efforts (i) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as defined below) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the 'Proxy Statement') to be mailed to its stockholders and (ii) to obtain the necessary approvals of the Merger and the Merger Agreement by its stockholders. The Company has agreed, subject to the fiduciary obligations of the Board under applicable law as advised by independent counsel, to include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement. Following the consummation of the Offer and receipt of the ICC Final Approval, Parent will convert or cause to be converted all of its Non-Voting Common Stock into Shares and will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement.

     The Merger Agreement provides that in the event that Parent, the Purchaser or any other permitted assignee of the Purchaser acquires at least 90% of the outstanding Shares, pursuant to the Offer, the Option Agreement, the conversion of Non-Voting Common Stock into Shares or, subsequent to the consummation of the Offer, by any other means, Parent, the Purchaser and the Company agree, at the request of Parent and subject to the terms of the Merger Agreement, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Utah Law and Delaware Law. In connection therewith, Parent and the Company entered into the Option Agreement, pursuant to which, subject to Parent having previously acquired at least 85% of the outstanding Shares (assuming conversion of the Non-Voting Common Stock into Shares) and other conditions set forth therein, the Purchaser will have the right to purchase from the Company at the per Share price paid in the Offer a sufficient number of Shares such that such Shares purchased pursuant to the Option Agreement, together with all Shares owned by Parent or the Purchaser, would represent at least 90.01% of the outstanding Shares and permit the Merger to be effected in accordance with Utah Law and Delaware Law. Parent has agreed to effect the Merger without a meeting of stockholders of the Company promptly following the exercise of the option under the Option Agreement.

     Interim Operations. In the Merger Agreement, the Company has agreed that, except as expressly provided in the Merger Agreement or consented to in writing by Parent, prior to the time the directors of the Purchaser have been elected to, and shall constitute a majority of, the Board of Directors of the Company:
(i) the business of the Company and its subsidiaries will be conducted only in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, each of the Company and its subsidiaries will use its reasonable best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners; (ii) the Company will not, directly or indirectly, split, combine or reclassify the outstanding Shares, Non-Voting Common Stock or any outstanding capital stock of any of the subsidiaries of the Company; (iii) neither the Company nor any of its subsidiaries will (a) amend its articles of incorporation or by-laws or similar organizational documents; (b) except as set forth in the disclosure schedule to the Merger Agreement (the 'Disclosure Schedule'), declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than dividends paid by a wholly-owned subsidiary in the ordinary course of business consistent with past practice); (c) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries, other than issuances pursuant to the exercise of Options (as defined in the Merger Agreement) outstanding on the date of the Merger Agreement or pursuant to the conversion of the Non-Voting Common Stock into Shares; (d) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets other than in the ordinary and usual course of business and consistent with past practice, or incur or modify any material indebtedness; (e) except as set forth in the Disclosure Schedule, redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;
(f) except as set forth in the Disclosure Schedule, promote any employee or grant any increase in the compensation payable or to become payable by the Company or any of its subsidiaries to any employee, except for certain compensation increases (1) required by collective bargaining agreements or (2) constituting annual raises for non-executive officers not to exceed 4%, or adopt any new or amend or otherwise increase or accelerate the payment or vesting of the amounts payable or to become payable under any existing bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement; (g) enter into any, or amend any existing, employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company or any of its subsidiaries; (h) modify, amend or terminate any of its material Company Agreements (as defined in the Merger Agreement) or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice; (i) permit any material insurance policy naming the Company or any of its subsidiaries, as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice; (j) incur or assume any long-term debt in excess of $1,000,000 in the aggregate, or, except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (k) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; (l) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company or customary loans or advances to employees in accordance with past practice); (m) except as disclosed in the Disclosure Schedule, enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets) other than capital expenditures pursuant to the Company's capital expenditures budget that aggregate since December 31, 1994 not more than $75,000,000; (n) change any of the accounting principles used by it unless required by GAAP; (o) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (1) in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries, (2) incurred in the ordinary course of business and consistent with past practice, or (3) which are legally required to be paid, discharged or satisfied (provided that if such claims, liabilities or obligations referred to in this clause (3) are legally required to be paid and are also not otherwise payable in accordance with clauses (1) or (2) above, the Company will notify Parent in writing if such claims, liabilities or obligations exceed, individually or in the aggregate, $10,000,000 in value, reasonably in advance of their payment); (p) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries or any agreement relating to a Takeover Proposal (as defined below) (other than the Merger); or
(q) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     No Solicitation. In the Merger Agreement, the Company has agreed that neither the Company nor any of its subsidiaries or affiliates will, and the Company (and its subsidiaries and affiliates) will use their best efforts to ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly, initiate, solicit, or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal of the Company or any subsidiary or affiliate or an inquiry with respect thereto. The Company also agreed that it will, and will cause its subsidiaries and affiliates to, immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted prior to the date of the Merger Agreement with respect to any Takeover Proposal relating to the Company. The Merger Agreement provides that the Company may engage in discussions and negotiations with, or provide any information or data to, a third party concerning an unsolicited Takeover Proposal for the Company or any subsidiary or affiliate if the Board of Directors of the Company determines, based on the opinion of outside legal counsel, that the failure to engage in such negotiations or discussions or provide such information would likely result in a breach of the fiduciary duties of the Board of Directors under applicable law. The Company has agreed to notify Parent and the Purchaser of any such offers or proposals (including Takeover Proposals) within 24 hours of the receipt thereof, unless the Board determines, based on the opinion of outside legal counsel to the Company, that giving such notice would result in a breach of the Board of Directors' fiduciary duties under applicable law. The Merger Agreement provides that the Company or the Board of Directors may make certain disclosures and communications that the Company determines, pursuant to an opinion of legal counsel, the Board of Directors would likely be required by its fiduciary duties or otherwise to make under applicable law. As used in the Merger Agreement, 'Takeover Proposal' when used in connection with any person means any tender or exchange offer involving such person, any proposal for a merger, consolidation or other business combination involving such person or any subsidiary of such person, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, such person or any subsidiary of such person, any proposal or offer with respect to any recapitalization or restructuring with respect to such person or any subsidiary of such person or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to such person or any subsidiary of such person; provided, however, that, as used in the Merger Agreement, the term 'Takeover Proposal' shall not apply to any transaction of the type described above involving Parent, the Purchaser or their affiliates.

     Directors' and Officers' Insurance and Indemnification. In the Merger Agreement, Parent has agreed that at all times after consummation of the Offer, it will indemnify, or will cause the Company (or the Surviving Corporation if after the Effective Time) and its subsidiaries to indemnify, each person who is now, or has been at any time prior to the date of the Merger Agreement, an employee, agent, director or officer of the Company or of any of the Company's subsidiaries, successors and assigns (individually an 'Indemnified Party' and collectively the 'Indemnified Parties'), to the same extent and in the same manner as is now provided in the respective charters or by-laws of the Company and such subsidiaries or otherwise in effect on the date of the Merger Agreement, with respect to any claim, liability, loss, damage, cost or expense (whenever asserted or claimed) ('Indemnified Liability') based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time. Parent will, and will cause the Company (or the Surviving Corporation if after the Effective Time) to, maintain in effect for not less than six years after consummation of the Offer the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries on the date of the Merger Agreement (provided that Parent may substitute therefor policies having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insured) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance at any time during such period will exceed 300% of the per annum rate of premium currently paid by the Company and its subsidiaries for such insurance on the date of the Merger Agreement, then Parent will cause the Company (or the Surviving Corporation if after the Effective Time) to, and the Company (or the Surviving Corporation if after the Effective Time) will, provide the maximum coverage that is then available at an annual premium equal to 300% of such rate, and Parent, in addition to the indemnification provided above, will indemnify the Indemnified Parties for the balance of such insurance coverage on the same terms and conditions as though Parent were the insurer under those policies. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated by the Merger Agreement, existing or occurring at or prior to the Effective Time, then to the extent permitted by law Parent will, or will cause the Company (or the Surviving Corporation if after the Effective Time) to, periodically advance to such Indemnified

Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

     Conversion of Non-Voting Common Stock. Pursuant to the Merger Agreement, the Company has agreed to (i) acquiesce in the Labor Condition and the Soo Condition contained in the ICC's decision in Finance Docket No. 32133 served on March 7, 1995, subject to the consummation of the Offer and (ii) cooperate with Parent, and join in any filings or submissions to the ICC, in connection with obtaining the ICC Final Approval, provided that prior to consummation of the Offer, neither the Company nor Parent waive any rights under the Stockholders Agreement with respect to conditions contained in the Final ICC Approval. Under the Stockholders Agreement, the Company is obligated to acquiesce in the Labor Condition and the Soo Condition on the terms described in clause (y) of the following sentence. The Merger Agreement also provides that on or after April 6, 1995 (provided no stays have been entered by any court or by the ICC prior to such time) or on such later date that the parties receive the ICC Final Approval, and if either (x) the Offer has been consummated or (y) the cost of compliance with the Soo Condition contained in the ICC Final Approval can reasonably be determined and Parent shall have fully and adequately indemnified the Company and its affiliates with respect to the cost of compliance with the Soo Condition and the cost of improper assertions of rights to labor protection under the Labor Condition (and subject to the Company's right to determine with Parent the allocation between Parent and the Company of costs of compliance with the Labor Condition), the Company will convert Purchaser's shares of Non-Voting Common Stock into Shares and appoint two designees of Parent to the Board of Directors.

     ICC Determination. Pursuant to the Merger Agreement, the Company has agreed to support, and if requested by Parent, to join in, the application of Parent to the ICC requesting a determination that the terms of the Merger are just and reasonable or, alternatively, a declaratory order of the ICC that no such determination is required, and the Company has agreed to take such further action as is necessary or desirable to obtain such determination or order. See 'DISSENTERS' RIGHTS.'

     Compensation and Benefits. Pursuant to the Merger Agreement, Parent has agreed to cause the Surviving Corporation and its subsidiaries to honor and assume the Change of Control Employment Agreements listed in the Disclosure Schedule (the 'Change of Control Employment Agreements'). If Parent notifies the Company prior to the Effective Time that Parent wishes to substitute alternate contractual arrangements (to become effective as of the Effective Time) with one or more of the employees who currently have Change of Control Employment Agreements, the Company has agreed to use its best efforts to facilitate Parent's negotiations with any such employee and to cooperate in making any such contractual changes which are agreed upon by Parent and such employee. Each individual employee who (i) receives a lump sum payment in cash of all benefits under Section 5(a) of a Change of Control Employment Agreement, (ii) agrees to amend certain agreements with the Company and Parent to terminate such agreements as of the Effective Time, and to waive all rights thereunder, and
(iii) waives any claims against the Company, except for certain routine benefit claims and certain indemnification claims under the Merger Agreement, will also receive a Separate Payment from the Company representing his or her individual share of $15 million on a pro rata basis in the proportion that his or her individual 1995 annualized compensation bears to the total 1995 annualized compensation of all of the 27 executives who have Change of Control Employment Agreements, subject to certain tax adjustments.

     Under the Merger Agreement, no employee of the Company who is not an executive officer of the Company and whose compensation or benefits are not the subject of a collective bargaining agreement, and who has not entered into a Change of Control Employment Agreement with the Company will be terminated within 18 months of the Effective Date for the sole purpose of a reduction in the workforce without being permitted to participate in a two-part cash severance program (voluntary and involuntary) consistent with, and no less generous than, that offered by Parent to certain of its employees in December 1994, under the Union Pacific Railroad Company Marketing and Sales Department 1994 Voluntary Force Reduction Program.

     Pursuant to the Merger Agreement, Parent, the Purchaser, and the Company agreed that (i) each employee of the Company who is eligible to participate in one or more of the Retirement Plans (as defined in the Merger Agreement) will, until December 31, 1995, continue to be eligible to participate in each Retirement Plan in which he was eligible to participate as of the date of the Merger Agreement, subject to the terms and conditions of the applicable Retirement Plan as in effect from time to time, and under the Savings Program (as defined in the

Merger Agreement), the 1995 Company contribution will be based upon the 1995 first quarter contribution base multiplied by 4, (ii) each of the Retirement Plans will be amended to provide that no benefits will accrue thereunder after December 31, 1995, (iii) effective January 1, 1996, each employee of the Company who was an active participant in the Company's Pension Plan as of December 31, 1995 will become a participant in the Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates (the 'UPPP') and will be credited thereunder (A) with compensation paid by the Company before January 1, 1996, as determined in accordance with the terms of the Pension Plan as in effect on the date of the Merger Agreement, (B) for eligibility, vesting, retirement eligibility, and benefit accrual purposes, with the service with which he was credited for such purposes under the Pension Plan as of December 31, 1995, and
(C) with compensation and service from and after January 1, 1996, in accordance with the applicable provisions of the UPPP; provided that the benefits to which each such employee shall be entitled under the UPPP shall be reduced by certain amounts as provided in the Pension Plan and the actuarial equivalent of certain benefits provided under certain other Retirement Plans, (iv) effective January 1, 1996, each employee of the Company who was an active participant in the Savings Program (as defined in the Merger Agreement) as of December 31, 1995 will be eligible to participate in the Union Pacific Corporation Thrift Plan (the 'Thrift Plan') and will receive credit, for eligibility and vesting purposes, with the service he was credited with under the Savings Program as of December 31, 1995, and for service from and after January 1, 1996, and (v) from and after January 1, 1996, each employee of the Company on that date who was an active participant in the Executive Retirement Plan, the Excess Benefit Plan, or both, as of December 31, 1995 will be entitled to participate in any excess benefit or other unfunded deferred compensation plan that supplements the UPPP or the Thrift Plan and in which similarly situated employees of Parent are then entitled to participate.


     Pursuant to the Merger Agreement, each of the Company's employee benefit plans will be amended to provide that if an employee of the Company as of the date of the Merger Agreement, whose compensation or benefits at such date are not the subject of a collective bargaining agreement (a 'Nonagreement Employee'), is transferred to employment with Parent or the Purchaser after such date and before January 1, 1996, the Nonagreement Employee will be permitted to participate in such plan pursuant to the terms of such plan and will not be prohibited from such participation solely by reason of such transfer, provided that the Nonagreement Employee is otherwise eligible to participate in the plan in accordance with the terms and conditions thereof. In addition, except to the extent otherwise provided in the Merger Agreement, from and after January 1, 1996, each Nonagreement Employee of the Company at the Effective Time who is a Nonagreement Employee of Parent, the Purchaser, or the Company on January 1, 1996 will be entitled to participate in, and to receive benefits under, the employee benefit plans of the Company, Parent, and the Purchaser, in accordance with terms and conditions that are comparable to the terms and conditions that apply to similarly situated employees of the Purchaser or Parent. Except with respect to the Retirement Plans, each employee of the Company whose compensation or benefits are not subject to a collective bargaining agreement will at all times on and after January 1, 1996 be given full credit for all past service under all employee benefit plans of Parent, the Purchaser and all affiliates to the extent to which credit is given for such service under the Company's similar benefit plans, subject to reduction for any benefits to which such employee is entitled from the Company under its similar benefit plans.

     Pursuant to the Merger Agreement, the Company will, after the Closing (as defined in the Merger Agreement), pay bonuses under its Bonus Plan in an amount determined by projecting to December 31, 1995 the Company's performance through the date of Closing and prorating the resulting bonus amounts to the date of Closing.

     Pursuant to the Merger Agreement, with respect to options granted under its equity incentive plans (the 'Plans'), its Rollover Option Agreements or otherwise (collectively the 'Options') the Company has agreed to (i) terminate the Plans immediately prior to the Effective Time; (ii) grant no additional Options after the date of the Merger Agreement; (iii) use its best efforts to obtain the consent of Option holders to cancel the Options (whether or not exercisable) the Company does not have the right to cancel; and (iv) cancel those Options (whether or not exercisable) it has the right to cancel. The prior sentence will not apply to Options (i) with respect to which the holder agrees to exercise limited stock appreciation rights ('LSARs') prior to the Effective Time and (ii) Options held by employees of the Company that Parent has agreed to employ, and who agree that their Options will be exchanged for options of Parent Common Stock (the 'Parent Options') of similar value. The Company will pay to each holder of an Option to purchase Shares (other than those cancelled pursuant to LSAR exercises or in exchange for Parent Option grants) that is cancelled at the Effective Time (whether or not then presently exercisable, and whether or not the Company had the right to cancel the Option, provided that the holder of the Option has consented, if such consent is required) in consideration of the cancellation thereof, an amount in cash equal to the product of (i) the excess, if any, of the Offer Price over the exercise price per Share of each such Option and (ii) the number of Shares covered by such Option.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, authorization, capitalization, financial statements, public filings, employee benefit plans, compliance with laws, litigation, tax matters, environmental matters, consents and approvals, the opinion of the Company's financial advisor, and the absence of certain events, except as disclosed or provided for in the Disclosure Schedule, the Company's Form 10-K or its Annual Report to Stockholders for the fiscal year ended December 31, 1994 (including financial statements, exhibits and schedules included or expressly incorporated by reference therein on or prior to the date of the Merger Agreement) as filed with the SEC or delivered to Parent in draft form prior to the date of the Merger Agreement, in certain cases having, or which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries, taken as a whole.

     Termination; Fees. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company, (a) by mutual consent of the Board of Directors of Parent and the Company, (b) by either the Board of Directors of Parent or the Board of Directors of the Company (i) if Shares have not been purchased pursuant to the Offer on or prior to June 30, 1995, provided that such right to terminate will not be available to any party whose failure to fulfill any material obligation under the Merger Agreement was the cause of, or resulted in, the failure of Parent or the Purchaser, as the case may be, to purchase the Shares pursuant to the Offer on or before such date; or (ii) if any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties will use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable, (c) by the Board of Directors of the Company (i) if, prior to the purchase of Shares pursuant to the Offer, the Board of Directors of the Company shall have withdrawn (or modified or changed in a manner adverse to Parent or the Purchaser) its approval or recommendation of the Offer, the Merger Agreement or the Merger in order to approve and permit the Company to execute a definitive agreement relating to a Takeover Proposal, and determined, based on an opinion of outside legal counsel to the Company, that the failure to take such action would likely result in a breach of its fiduciary duties under applicable law; or (ii) if, prior to the purchase of Shares pursuant to the Offer, Parent or the Purchaser breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained in the Merger Agreement or breaches its representations and warranties in any material respect; (iii) if Parent or the Purchaser shall have terminated the Offer, or the Offer shall have expired, without Parent or the Purchaser, as the case may be, purchasing any Shares pursuant thereto; provided, that the Company may not terminate the Merger Agreement pursuant to this clause (iii) if the Company is in material breach of the Merger Agreement; (d) by the Board of Directors of Parent (i) if (A) prior to the purchase of Shares pursuant to the Offer, the Board of Directors of the Company shall have withdrawn or modified or changed (including by amendment of the Schedule 14D-9) in a manner adverse to

Parent or the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger, or shall have recommended a Takeover Proposal, or shall have executed an agreement in principle (or similar agreement) or definitive agreement providing for a Takeover Proposal or other business combination with a person or entity other than Parent, the Purchaser or their affiliates (or the Board of Directors of the Company resolves to do any of the foregoing), or (B) it shall have been publicly disclosed or Parent or the Purchaser shall have learned that any person, entity or 'group' (as that term is defined in Section 13(d)(3) of the Exchange Act) (an 'Acquiring Person'), other than Parent or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act), of more than 30% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 30% of any class or series of capital stock of the Company (including the Shares), or
(ii) if Parent or the Purchaser, as the case may be, shall have terminated the Offer, or the Offer shall have expired without Parent or the Purchaser, as the case may be, purchasing any Shares thereunder, provided that Parent may not terminate the Merger

Agreement pursuant to this clause (ii) if it or the Purchaser has failed to purchase Shares in the Offer in violation of the material terms thereof.

     In accordance with the Merger Agreement, if (1) the Board of Directors of the Company terminates the Merger Agreement pursuant to clause (c)(i) of the immediately preceding paragraph, (2) the Board of Directors of Parent terminates the Merger Agreement pursuant to clause (d)(i) of the immediately preceding paragraph, or (3) the Board of Directors of the Company terminates the Merger Agreement pursuant to clause (c)(iii) or the Board of Directors of Parent shall terminate the Merger Agreement pursuant to clause (d)(ii) and within one (1) year of any such termination under this clause (3), a Person acquires or beneficially owns a majority of the then outstanding Shares or shall have obtained representation on the Company's Board of Directors or shall enter into a definitive agreement with the Company with respect to a Takeover Proposal or similar business combination, then in any such case as described in clause (1),
(2) or (3) (each such case of termination being referred to as a 'Trigger Event'), the Company will promptly assume and pay, or reimburse Parent for, all reasonable fees and expenses incurred, or to be incurred, by Parent, the Purchaser and their affiliates, in connection with the Offer, the Merger and the consummation of the transactions contemplated by the Merger Agreement in an amount not to exceed $3 million in the aggregate.

                               DISSENTERS' RIGHTS

     In accordance with the United States Supreme Court decision, Schwabacher v. United States, 334 U.S. 192 (1948), stockholders of the Company will not have any dissenters' rights under state law, unless (a) Parent and the Company, at Parent's sole discretion, elect to seek, and obtain, a declaratory order that the class exemption for mergers within a corporate family is available for the Merger or (b) the ICC (or any successor agency) or a court of competent jurisdiction determines that state-law dissenters' rights are available to holders of Shares. Parent does not expect to seek the declaratory order described in the preceding sentence, and considers it unlikely that the ICC or a court will determine that state-law dissenters' rights are available to holders of Shares. Parent and the Company intend to seek a determination of the ICC that the terms of the Merger are just and reasonable prior to consummating the Merger. It is Parent's and the Company's understanding that upon the issuance of such a determination, state-law dissenters' rights will be pre-empted. Stockholders of the Company will have an opportunity to participate in this ICC proceeding.
     Parent and the Company expect to ask the ICC to consider the matter using a procedure under which submissions are made in writing and the ICC renders a decision without an oral hearing. Parent and the Company expect to request that the ICC adopt a schedule under which a notice of the proceeding will promptly be published in the Federal Register and a decision will be rendered within approximately six weeks of the filing of the petition. However, there can be no assurance that the proceeding will be completed within this period of time because of, among other reasons, a delay in publishing the Federal Register notice, the ICC's adoption of a different schedule, the pursuit of discovery by stockholders who become parties to the proceeding, the ICC's decision to hold an oral hearing, or the ICC's need for additional time to consider the matter and issue a decision. Parent's present intention is not to proceed with the Merger until the ICC issues a determination that the terms of the Merger are just and reasonable. If the ICC determines that the terms of the Merger are not just and reasonable, Parent and the Company would have to consider revising the terms of the Merger.

     If dissenters' rights are available to holders of Shares, such rights will be provided in accordance with Delaware Law, as discussed below.

     In the event that dissenters' rights are available as provided above,
Section 262 of Delaware Law provides that any holder of Shares at the Effective Time (a 'Remaining Stockholder') who does not wish to accept the Offer Price pursuant to the Merger has the right to seek an appraisal and be paid the 'fair value' of its Shares at the Effective Time (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to them in cash provided that such holder complies with the provisions of Section 262 of Delaware Law.

     The following is a brief summary of the statutory procedures to be followed by a Remaining Stockholder in order to dissent from the Merger and perfect appraisal rights, if available, under Delaware Law. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262 OF DELAWARE LAW, THE TEXT OF WHICH IS SET FORTH IN ANNEX II HERETO. ANY REMAINING STOCKHOLDER CONSIDERING DEMANDING APPRAISAL IS ADVISED TO CONSULT LEGAL COUNSEL. APPRAISAL RIGHTS WILL NOT BE AVAILABLE, IF AT ALL, UNLESS AND UNTIL THE MERGER (OR A SIMILAR BUSINESS COMBINATION) IS CONSUMMATED.

     Remaining Stockholders of record who desire to exercise their appraisal rights must fully satisfy all of the following conditions. A written demand for appraisal of Shares must be delivered to the Secretary of the Company (x) before the taking of the vote on the approval and adoption of the Merger Agreement if the Merger is not being effected as a 'short-form' merger, but rather is being consummated following approval thereof at a meeting of the Company's stockholders (a 'long-form merger') or (y) within 20 days after the date that the Surviving Corporation mails to the Remaining Stockholders a notice (the 'Notice of Merger') to the effect that the Merger is effective and that appraisal rights may be available to the extent that Schwabacher v. United States is not applicable to the Merger (and includes in such notice a copy of Section 262 of Delaware Law and any other information required thereby) if the Merger is being effected as a 'short-form' merger without a vote or meeting of the Company's stockholders. If the Merger is effected as a 'long-form' merger, this written demand for appraisal of Shares must be in addition to and separate from any proxy or vote abstaining from voting against the approval and adoption of the Merger Agreement, and neither voting against, abstaining from voting, nor failing to vote on the Merger Agreement will constitute a demand for appraisal within the meaning of Section 262 of Delaware Law. In the case of a 'long-form' merger, any stockholder seeking appraisal rights must hold the Shares for which appraisal is sought on the date of the making of the demand, continuously hold such Shares through the Effective Time, and otherwise comply with the provisions of Section 262 of Delaware Law.

     In the case of both a 'short-form' and a 'long-form' merger, a demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates representing Shares. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

     A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which the holder is the record owner. In such case the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of any meeting of stockholders of the Company called to approve the Merger in the case of a 'long-form' merger and within 20 days following the mailing of the Notice of Merger in the case of a 'short-form' merger.

     Remaining Stockholders who elect to exercise appraisal rights must mail or deliver their written demands to: Chicago and North Western Transportation Company, 165 North Canal Street, Chicago, Illinois 60606-1551, Attention: Office of the Secretary. The written demand for appraisal should specify the stockholder's name and mailing address, the number of Shares covered by the demand and that the stockholder is thereby demanding appraisal of such Shares. In the case of a 'long-form' merger, the Company must, within ten days after the Effective Time, provide notice of the Effective Time to all stockholders who have complied with Section 262 of Delaware Law and have not voted for approval and adoption of the Merger Agreement.

     In the case of a 'long-form' merger, Remaining Stockholders electing to exercise their appraisal rights under Section 262 must not vote for the approval and adoption of the Merger Agreement or consent thereto in writing. Voting in favor of the approval and adoption of the Merger Agreement, or delivering a proxy in connection with the stockholders meeting called to approve the Merger Agreement (unless the proxy votes against, or expressly abstains from the vote on, the approval and adoption of the Merger Agreement), will constitute a waiver of the stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder.

     Regardless of whether the Merger is effected as a 'long-form' merger or a 'short-form' merger, within 120 days after the Effective Time, either the Company or any stockholder who has complied with the required conditions of
Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the Shares owned by such stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that 'proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court' should be considered and that '[f]air price obviously requires consideration of all relevant factors involving the value of a company.' The Delaware Supreme Court stated that in making this determination of fair value the court must consider 'market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation . . .' The Delaware Supreme Court has construed Section 262 of Delaware Law to mean that 'elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.' However, the court noted that Section 262 provides that fair value is to be determined 'exclusive of any element of value arising from the accomplishment or expectation of the merger.'

     Remaining Stockholders who in the future consider seeking appraisal should have in mind that the fair value of their Shares determined under Section 262 of Delaware Law could be more than, the same as, or less than the Offer Price if they do seek appraisal of their Shares, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of Delaware Law. Moreover, Parent intends to cause the Surviving Corporation to argue in any appraisal proceeding that, for purposes thereof, the 'fair value' of the Shares is less than that paid in the Offer. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

     Any Remaining Stockholder who has duly demanded appraisal in compliance with Section 262 of Delaware Law will not, after the Effective Time, be entitled to vote for any purpose the Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any former holder of Shares shall have the right to withdraw his or her demand for appraisal and to accept the Offer Price. After this period, such holder may withdraw his or her demand for appraisal only with the consent of the Company as the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, stockholders' rights to appraisal shall cease and all stockholders shall be entitled to receive the Offer Price. Inasmuch as the Company has no obligation to file such a petition, and Parent has no present intention to cause or permit the Surviving Corporation to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

     Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

     PARENT AND THE COMPANY INTEND TO SEEK A DETERMINATION OF THE ICC THAT THE TERMS OF THE MERGER ARE JUST AND REASONABLE. IF SUCH DETERMINATION IS OBTAINED, IT IS THE UNDERSTANDING OF PARENT AND THE COMPANY THAT STOCKHOLDERS OF THE COMPANY WILL NOT HAVE ANY APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER.

     APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF APPRAISAL RIGHTS BECOME AVAILABLE AND THE MERGER (OR ANY SIMILAR BUSINESS COMBINATION) IS CONSUMMATED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS, IF ANY, IN CONNECTION WITH THE MERGER (OR SIMILAR BUSINESS COMBINATION) WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.


     STOCKHOLDERS WHO SELL SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE ANY APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE OFFER PRICE.

                                   THE OFFER

     1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn in accordance with Section 4. The term 'Expiration Date' means 12:00 Midnight, New York City time, on Wednesday, April 19, 1995, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term 'Expiration Date' shall refer to the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition and the ICC Final Approval Condition. If the Minimum Condition or the ICC Final Approval Condition is not satisfied or any or all of the other events set forth in Section 10 shall have occurred or shall be determined by the Purchaser to have occurred prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered in the Offer and terminate the Offer, and return all tendered Shares to the tendering stockholders, (ii) except for the Minimum Condition, waive or amend any or all conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the SEC, purchase all Shares validly tendered, or (iii) subject to the terms of the Merger Agreement, extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended.

     The Purchaser expressly reserves the right, in its sole discretion (but subject to the terms of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the events specified in Section 10, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw its Shares. See Section 4.

     Subject to the applicable regulations of the SEC, the Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms of the Merger Agreement), at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory approval specified in Section 11 or in order to comply in whole or in part with any other applicable law, (ii) to terminate the Offer and not accept for payment any Shares if any of the conditions referred to in Section 10 have not been satisfied or upon the occurrence of any of the events specified in Section 10 and (iii) to waive any condition (other than the Minimum Condition) or otherwise amend the Offer in any respect by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

     The Merger Agreement provides that, without the written consent of the Company (such consent to be authorized by the Board of Directors or a duly authorized committee thereof), the Purchaser will not amend or waive the Minimum Condition, decrease the Offer Price, decrease the number of Shares sought in the Offer, or amend any other condition of the Offer in a manner adverse to the stockholders, except that if on the initial scheduled Expiration Date, all conditions to the Offer shall not have been satisfied or waived, the Offer may be extended from time to time until June 30, 1995 without the consent of the Company. In addition, the Merger Agreement provides that without the consent of the Company, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such an increase in the Offer Price.

     The Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer, and (ii) the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the second preceding paragraph), any Shares upon the occurrence of any of the conditions specified in Section 10 without extending the period of time during which the Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.

     Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, the Purchaser should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a 'business day' means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal, and other relevant materials, will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly after the later to occur of (i) the Expiration Date and
(ii) the satisfaction or waiver of the conditions set forth in Section 10. Subject to applicable rules of the SEC and the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 11. See Section 11.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the 'Share Certificates') or timely confirmation of a book-entry transfer (a 'Book-Entry Confirmation') of such Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company, the Midwest Securities Trust Company or the Philadelphia Depository Trust Company (each a 'Book-Entry Transfer Facility' and, collectively, the 'Book-Entry Transfer Facilities') pursuant to the procedures set forth in
Section 3, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

     The term 'Agent's Message' means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares if, as and when the

Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering stockholders. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser, regardless of any delay in making such payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. The Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per Share pursuant to the Offer, the Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

     The Purchaser reserves the right to transfer or assign, in whole at any time, or in part from time to time, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURES FOR TENDERING SHARES.

     Valid Tender of Shares. In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the

Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (each, an 'Eligible Institution'), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled 'Special Delivery Instructions' or the box entitled 'Special Payment Instructions' on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

      (i) the tender is made by or through an Eligible Institution;

      (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

      (iii) in the case of a guarantee of Shares, the Share Certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee(s) (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

     Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, if available, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message) and
(iii) any other documents required by the Letter of Transmittal.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer (other than the Minimum Condition) or any defect or irregularity in any tender with respect to Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

     The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of Parent, the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

     Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and any and all non-cash dividends, distributions, rights, other Shares, or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when, and only to the extent that, the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of the Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's stockholders, by written consent or otherwise, and the Purchaser reserves the right to require that, in order for Shares or other securities to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares the Purchaser must be able to exercise full voting rights with respect to such Shares.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A STOCKHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD AND DEPOSIT WITH THE INTERNAL REVENUE SERVICE 31% OF ANY PAYMENTS MADE TO SUCH STOCKHOLDER. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

     The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 21, 1995, or at such later time as may apply if the Offer is extended.

     If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of Parent, the Purchaser, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed to not have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     5. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and principally traded on the NYSE and quoted under the symbol CNW. The following table sets forth, for the quarters indicated, the high and low closing sales prices per Share on the NYSE as reported by the Dow Jones News Service.

                                                                                          MARKET PRICE
                                                                                         --------------
                                                                                         HIGH       LOW
                                                                                         ----       ---
FISCAL YEAR ENDED DECEMBER 31, 1993:
  First Quarter.......................................................................   $23 1/8    $19 1/8
  Second Quarter......................................................................    24 1/4     19 7/8
  Third Quarter.......................................................................    23         19
  Fourth Quarter......................................................................    25 1/8     19 1/2
FISCAL YEAR ENDED DECEMBER 31, 1994:
  First Quarter.......................................................................    28 1/8     24 1/8
  Second Quarter......................................................................    25         21 5/8

  Third Quarter.......................................................................    24 1/4     19 3/8
  Fourth Quarter......................................................................    20 7/8     18 1/4
FISCAL YEAR ENDED DECEMBER 31, 1995:
  First Quarter (through March 22, 1995)..............................................    34 5/8     19 1/8

     On March 9, 1995, the last full trading day prior to the public announcement that the Parent had agreed to acquire the Company at a price of $35 per Share, subject to certain conditions, the reported closing sales price of the Shares on the NYSE Composite Tape was $26 1/8 per Share. On March 16, 1995, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on the NYSE Composite Tape was $34 1/2 per Share. On March 22, 1995, the last full trading day prior to the date of this Offer to Purchase, the reported closing sales price of the Shares on the NYSE Composite Tape was $34 5/8 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     The Company does not pay cash dividends on Shares. Certain agreements pertaining to the Company's long-term indebtedness contain covenants which restrict the Company's ability to pay dividends.

     6. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares and could adversely affect the liquidity and market value of the remaining Shares held by the public and have other consequences with respect to NYSE listing, Exchange Act registration and availability of margin credit. See 'SPECIAL FACTORS--Certain Effects of the Transaction.'

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise noted below, the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources. Neither Parent nor the Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

     The Company is a Delaware corporation and its principal executive offices are located at 165 North Canal Street, Chicago, Illinois, 60606. The telephone number of the Company at such offices is (312) 559-7000. The Company is the holding company for the nation's eighth largest railroad based on total operating revenues and miles of track operated, transporting approximately 53 billion ton miles of freight in 1994. The railroad was chartered in 1836 and operated approximately 5,400 miles of track in nine states in the Midwest and West, as of March 16, 1995. The Company's east-west main line between Chicago and Omaha is the principal connection between the lines of UPRR and the lines of major eastern railroads, providing the most direct transcontinental route in the nation's central corridor.


     Financial Information. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the 'Company Form 10-K'). More comprehensive financial information is included in the Company Form 10-K and other documents filed by the Company with the SEC. The financial information that follows is qualified in its entirety by reference to the Company Form 10-K and other documents, including the financial statements and related notes contained therein. The Company Form 10-K and other documents may be examined and copies may be obtained from the offices of the SEC in the manner set forth below. Exhibit II attached hereto contains audited financial statements of the Company for the fiscal years ended December 31, 1993 and December 31, 1994.

                           CHICAGO AND NORTH WESTERN
                             TRANSPORTATION COMPANY

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
               (IN MILLIONS, EXCEPT RATIOS AND PER SHARE AMOUNTS)

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                    ------------------------------
                                                                                      1994        1993       1992
                                                                                    --------    --------    ------
OPERATING STATEMENT DATA:
Operating revenues...............................................................   $1,129.8    $1,043.2    $985.0
Operating expenses...............................................................      903.9       834.1     810.8
Operating income.................................................................      225.9       209.1     174.2
Net income (loss)................................................................       84.0        53.2     (56.2)
PER SHARE INFORMATION:
Net earnings (loss) per Share....................................................       1.86        1.20     (3.15)


                                                                                      AT DECEMBER 31,
                                                                                    --------------------
                                                                                      1994        1993
                                                                                    --------    --------
BALANCE SHEET DATA:
Current assets...................................................................   $  282.9    $  248.8
Net property.....................................................................    1,872.8     1,820.8
Total assets.....................................................................    2,218.6     2,135.9
Long-term debt, current portion..................................................       95.4        58.9
Current liabilities..............................................................      373.7       300.7
Long-term debt, excluding current portion........................................    1,033.7     1,142.8
Total shareholders' equity.......................................................      315.9       226.2
Book value per Share.............................................................       7.16        5.18
Ratio of earnings to fixed charges...............................................       1.83x       1.70x

     The Company does not as a matter of course make public forecasts as to future financial performance (although on February 22, 1995 the Company announced that due to better than anticipated operating performance, it expected 1995 net income to be 30-35% above 1994 net income). In January of 1995, the Company, as part of the annual update of the Business Plan, prepared certain projections for the fiscal years 1995 through 1999. In connection with Parent's due diligence investigation of the Company on March 11, 1995, the Company and its representatives discussed with Parent and its representatives certain matters regarding the business, assets and financial condition of the Company. The Company also furnished Parent with the Business Plan, which included the following projected summary financial information concerning the Company, which Parent and the Purchaser believe has not previously been publicly available.

     PROJECTIONS OF THIS TYPE ARE BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC, INDUSTRY AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS WOULD BE REALIZED OR THAT ACTUAL RESULTS WOULD NOT BE SIGNIFICANTLY HIGHER OR LOWER THAN THOSE PROJECTED. IN ADDITION, THESE PROJECTIONS WERE PREPARED BY THE COMPANY NOT WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE SEC OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS AND ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT DURING ITS DISCUSSIONS WITH THE COMPANY. THE INCLUSION OF THIS INFORMATION SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT OR THE PURCHASER OR ANYONE WHO RECEIVED THIS INFORMATION CONSIDERED IT A RELIABLE PREDICTOR OF FUTURE OPERATING RESULTS AND THIS INFORMATION SHOULD NOT BE RELIED ON AS SUCH. THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS RELATING TO THE BUSINESSES OF THE COMPANY WHICH, ALTHOUGH CONSIDERED REASONABLE BY THE COMPANY, MAY NOT BE REALIZED, AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. NONE OF PARENT, THE PURCHASER, THE COMPANY OR ANY OTHER PARTY ASSUMES RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF THE FOLLOWING PROJECTIONS.

     The summary projected financial information provided by the Company to Parent is as follows:

                                                                           YEAR ENDED DECEMBER 31,
                                                           --------------------------------------------------------
                                                             1995        1996        1997        1998        1999
                                                           --------    --------    --------    --------    --------
                                                                   (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Total consolidated revenues.............................   $1,269.2    $1,367.2    $1,549.9    $1,683.8    $1,833.0
Total operating income..................................      273.5       303.5       351.2       391.5       438.0
Net income..............................................      115.4       138.6       175.9       212.9       257.7
Earnings per Share......................................       2.50        3.01        3.82        4.63        5.60

     The foregoing summary projected financial information is based on the following assumptions:

             1. Revenue. The forecast of freight revenues for the Company (excluding WRPI) is based on historical trends and management forecasts. Management's forecast for each business segment was developed by considering the numerous factors which will influence car loadings and pricing, including existing contracts and the prospects for continued business with current customers, new business opportunities and competition from both rail carriers and trucks. Management utilized DRI/McGraw-Hill, Inc. macroeconomic planning assumptions for all commodities except coal.

             WRPI revenue is based on (i) existing contracts and (ii) management's probability-weighted estimate of successful bidding on (a) contract renewals and (b) coal contracts as they become available for bid. Most contracts have provisions which permit WRPI to pass all or a portion of increased expenses resulting from inflation to its customers. The growth in WRPI's revenues includes the utilities which have elected to 'switch' to low sulfur coal (instead of 'scrub') in order to comply with Phase I of the 1990 Clean Air Act.

             2. Operating Ratio. The Company's (excluding WRPI) operating ratio (operating expenses/revenue) has been projected at 85% for the 1995-99 period. WRPI's operating ratio is forecast to be 56.4% in 1995, 55% in 1996, and 54% in 1997-99.

             3. Depreciation. Depreciation is calculated at composite straight-line rates except the metallic components of the track structure of WRPI, which are depreciated on the unit of production method.

             4. Interest Expense.  Interest expense for the Company (excluding
        WRPI) and for WRPI is calculated on average principal balances, taking into account terms of the floating and fixed interest rate swap agreements. A credit spread of 150 basis points is assumed for the Company's Credit Facility debt and 125 basis points is assumed for the WRPI debt. LIBOR and interest rate assumptions are as follows:

LIBOR 1995-1999..................................................................    7.00%

Obligation                                                                          Rate
- ---------------------------------------------------------------------------------   -----
Existing other senior debt.......................................................   10.00%
WRPI Beneficial Owner............................................................   12.00%

             5. Fee Amortization. Debt financing fees are amortized according to the interest method based on the contractual amortization schedule of the related facility.


             6. Book Taxes. The Company adopted FASB 109 effective January 1, 1991 and expects to have a consolidated blended federal/state book tax rate of 35% in all periods. WRPI's book tax rate is 35% in all periods.

     In April 1992, the Company completed a recapitalization involving, among other things, the sale of Shares in a registered initial public offering. Pursuant to this offering, the Company offered 8,750,000 Shares at an offering price of $20.50 per Share, with aggregate proceeds to the Company of $169,962,500. In July 1993, certain stockholders of the Company offered 13,712,645 Shares in the Secondary Offering at an offering price of $19.25 per Share, with the Company receiving none of the aggregate proceeds.

     During the past 60 days, neither the Company nor any officer or director of the Company or pension plan, profit sharing plan or similar plan of the Company has effected any transaction in the Shares. In addition, the Company has made no purchases of its Shares since January 1, 1993.

     The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the SEC: Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements and other information concerning the Company should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     8. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT.

     The Purchaser. The Purchaser was organized in connection with the Purchaser's initial investment in the Company in 1989 and has not carried on any significant activities other than acquiring and holding Shares and Non-Voting Common Stock, and activities undertaken in connection with the Offer and the Merger. The Purchaser was reincorporated from Delaware to Utah in March 1995. The principal offices of the Purchaser are located at Martin Tower, Eighth & Eaton Avenues, Bethlehem, Pennsylvania 18018. The Purchaser is an indirect wholly owned subsidiary of Parent. Until immediately prior to the time that the Purchaser will purchase Shares pursuant to the Offer, it is not expected that the Purchaser will have any significant assets (other than the shares of Non-Voting Common Stock) or liabilities or engage in activities other than those incident to Purchaser's equity interest in the Company and the transactions contemplated by the Offer and the Merger.


     Parent. Parent is a Utah corporation and its principal executive offices are located at Martin Tower, Eighth and Eaton Avenues, Bethlehem, Pennsylvania 18018.

     Parent operates, through subsidiaries, in the areas of rail transportation (UPRR and MPRR (collectively, the 'Railroad')), oil, gas and mining (Union Pacific Resources Company ('Resources')), and trucking (Overnite

Transportation Company ('Overnite')). Each of these subsidiaries is indirectly wholly owned by Parent. Substantially all of Parent's operations are in the United States.

     The Railroad is the third largest railroad in the United States in terms of track miles, with over 17,500 route miles linking West Coast and Gulf Coast ports with the Midwest. The Railroad maintains coordinated schedules with other carriers for the handling of freight to and from the Atlantic seaboard, the Pacific Coast, the Southeast, the Southwest, Canada and Mexico. Export and import traffic is moved through Gulf Coast and Pacific Coast ports and across the Texas-Mexico border.

     Resources is an independent oil and gas company engaged in exploration for and production of natural gas, crude oil and associated products. Substantially all of its exploration and production programs are concentrated in the Austin Chalk trend and Carthage area in eastern Texas and Louisiana, the Union Pacific Land Grant in Colorado, Wyoming and Utah, the Gulf of Mexico and Canada. Resources is also responsible for developing Parent's reserves of coal and trona which are located primarily in the Rocky Mountain region.

     Overnite, a major interstate trucking company, serves all 50 states and portions of Canada through 173 service centers and through agency partnerships with several small, high-quality carriers serving areas not directly covered by Overnite. As one of the largest trucking companies in the United States, specializing in less-than-truckload shipments, Overnite transports a variety of products, including machinery, textiles, plastics, electronics and paper products.

     Parent is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities, any material interests of such persons in transactions with Parent and other matters is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the SEC. These reports, proxy statements and other information should be available for inspection and copies may be obtained in the same manner as set forth for the Company in Section 7. The shares of Parent common stock are listed on the NYSE under the symbol 'UNP', and reports, proxy statements and other information concerning Parent should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I hereto.

     Since January 1, 1993, the Purchaser has made one purchase of the Company's securities. On July 28, 1993, the Purchaser purchased 500,000 Shares at a price per Share of $19.25 from certain former principal stockholders of the Company. See 'SPECIAL FACTORS--Interests of Certain Persons in the Transaction.'

     Schedule III hereto sets forth transactions in the Shares effected during the past 60 days by Parent and its affiliates. Except as set forth in this Offer to Purchase and Schedule III hereto, none of Parent or the Purchaser, or, to the best knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of such persons, beneficially owns any equity security of the Company, and none of Parent, the Purchaser, or, to the best knowledge of Parent or the Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as set forth in this Offer to Purchase, none of Parent or the Purchaser, or, to the best knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of Parent or the Purchaser, or, to the best knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the SEC.

     Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or the Purchaser, or their respective subsidiaries, or, to the best knowledge of Parent or the

Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets.

     9. DIVIDENDS AND DISTRIBUTIONS.

     If, on or after the date of the Merger Agreement, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) issue or sell any additional securities of the Company or otherwise cause an increase in the number of outstanding securities of the Company (except for Shares issuable upon the exercise of employee stock options outstanding on the date of the Merger Agreement or Shares issuable upon conversion of the Non-Voting Common Stock) or (iii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares, then, without prejudice to the Purchaser's rights under Sections 1 and 10, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer and the Merger, including, without limitation, the amount and type of securities offered to be purchased.

     If, on or after the date of the Merger Agreement, the Company should declare or pay any dividend on the Shares or make any distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Purchaser's rights under Sections 1 and 10, (i) the purchase price per Share payable by the Purchaser pursuant to the Offer will be reduced by the amount of any such cash dividend or cash distribution and (ii) any such non-cash dividend, distribution or right to be received by the tendering stockholders will be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount of value thereof, as determined by the Purchaser in its sole discretion.

     The Company has agreed in the Merger Agreement that it will not declare, set aside or pay any dividends or distributions on the Shares, or take any other action described in the preceding paragraph, prior to the Merger. See 'THE MERGER AGREEMENT.'

     10. CONDITIONS OF THE OFFER.

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer as to any Shares not then paid for, if (i) the Minimum Condition has not been satisfied prior to the expiration of the Offer, (ii) the ICC Final Approval Condition shall not have been satisfied prior to the expiration of the Offer or (iii) at any time on or after March 16, 1995 and prior to the acceptance for payment of any such Shares, any of the following events shall occur or shall be determined by the Purchaser to have occurred:

          (a) there shall have been instituted or pending any action, proceeding, application, claim or suit, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, proposed, issued or applicable to the Offer or the Merger by any domestic or foreign federal, state or local governmental regulatory or administrative agency or authority or court or legislative body or commission which directly or indirectly (l) prohibits or makes illegal, or imposes any material adverse limitations on, Parent's or the Purchaser's ownership or operation of all or a material portion of the businesses or assets of the Company and its subsidiaries, taken as a whole, or compels Parent or the Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or its subsidiaries, in each case taken as a whole, (2) prohibits, or makes illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger, (3) restricts the ability of the Purchaser, or renders the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares, (4) imposes material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, (5) prohibits, restricts, results in a delay, or imposes material limitations on the ability of the Purchaser to convert the Non-Voting Common Stock into Shares, or (6) otherwise materially adversely affects the financial condition, businesses or results of operations of the Company and its subsidiaries, taken as a whole; provided that in each such case Parent shall have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

          (b) the representations and warranties of the Company set forth in the Merger Agreement shall not have been true and correct when made, except (i) those representations and warranties that address matters only as of a particular date are true and correct as of such date and (ii) where the failure of such representations and warranties to have been true and correct when made (without giving effect to any limitation as to 'materiality' or 'material adverse effect' set forth therein), does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on the financial condition or businesses of the Company and its subsidiaries, taken as a whole, or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it;

          (c)(i) it shall have been publicly disclosed or Parent or the Purchaser shall have otherwise learned that any person, entity or 'group' (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 30% of the outstanding shares of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 30%

     of any class or series of capital stock of the Company (including the Shares); or (ii) any person or group shall have entered into a definitive agreement or agreement in principle with the Company with respect to a Takeover Proposal or other business combination with the Company;

          (d) the Company's Board of Directors shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended another proposal or offer, or shall have resolved to do any of the foregoing; or

          (e) the Merger Agreement shall have been terminated in accordance with its terms;

which in the sole judgment of Parent or the Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or the Purchaser giving rise to such condition) makes it inadvisable to proceed with the Offer or with such acceptance for payment or payments.

     The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     11. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     General. Except as otherwise disclosed herein, based on a review of publicly available information filed by the Company with the SEC, neither the Purchaser nor Parent is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or the Merger or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that such approval or action would be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Purchaser or Parent or that certain parts of the businesses of the Company, the Purchaser or Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 10.


     Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the 'HSR Act'), and the rules that have been promulgated thereunder by the Federal Trade Commission (the 'FTC'), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the 'Antitrust Division') and the FTC and certain waiting period requirements have been satisfied. The notice and waiting period requirements of the HSR Act do not apply to the affiliation of Parent's and the Company's ICC-regulated railroad operations, provided that information and documentary material filed with the ICC in connection with the seeking of ICC approval of the affiliation of such operations are contemporaneously filed with the Antitrust Division and the FTC. Parent has complied with these contemporaneous filing requirements and, therefore, believes such the notice and waiting period requirements of the HSR Act do not apply to the Transaction.

     ICC Matters. By decision served March 7, 1995 and scheduled to become effective on April 6, 1995, the ICC determined that the common control of Parent's railroad subsidiaries and the Company's railroad subsidiaries is in the public interest, and authorized Parent, the Company and their affiliates to effectuate such common control, either through marketing and operating coordinations short of a full integration of the railroads, or through a full integration of the railroads, such as Parent intends to effectuate following consummation of the Offer and the Merger. Except for imposing the Labor Conditions and the Soo Condition, the ICC rejected all requests to impose conditions on its approval of common control.

     The ICC's March 7, 1995 order directed the Company and Soo to attempt to agree on terms to implement the Soo Condition, and, by March 17, 1995, either to submit agreed terms or to submit separate proposals for terms. The order indicated that the ICC intended to decide upon the terms to implement the condition in time for the condition to become effective on the April 6, 1995 effective date for the order approving common control. The Company and Soo were unable to agree on terms by March 17, and on that date submitted separate proposals for terms to the ICC. Soo has argued that, under the condition, there should be no restrictions on which railroads can be admitted without the Company's consent to the Soo-CNW joint facilities that are the subject of the condition, and on what traffic flows those railroads can carry; the Company has argued that certain restrictions should apply. Parent and the Company expect the ICC to resolve this matter by choosing between the Soo and the Company proposals on or before April 6, 1995 so that both the Soo Condition and the control authority can become effective on that date. No party sought a stay of the effectiveness of the ICC order within the 10-day period provided for under the ICC's rules. However, there can be no assurance that the ICC order authorizing common control of Parent's railroad subsidiaries and the Company's railroad subsidiaries will become final and effective on April 6, 1995.

     Parent and the Company intend to seek a declaration of the ICC that the terms of the Merger are just and reasonable prior to consummating the Merger. Stockholders will have an opportunity to participate in this ICC proceeding. See 'DISSENTERS' RIGHTS.'

     State Takeover Statutes. As a Delaware corporation, the Company is subject to Section 203 ('Section 203') of Delaware Law. Section 203 would prevent an 'Interested Stockholder' (generally defined as a person beneficially owning 15%

or more of a corporation's voting stock) from engaging in a 'Business Combination' (as defined in Section 203) with a Delaware corporation for three years following the date such person became an Interested Stockholder unless:
(i) before such person became an Interested Stockholder, the board of directors of the corporation approved the transaction in which the Interested Stockholder became an Interested Stockholder or approved the Business Combination, (ii) upon consummation of the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time that the transaction commenced (excluding stock held by directors who are also officers and by employee stock ownership plans that do not allow plan participants to determine confidentially whether to tender shares) or (iii) following the transaction in which such person became an Interested Stockholder, the Business Combination is (x) approved by the board of directors of the corporation and (y) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. In accordance with the provisions of the Company's Restated Certificate of Incorporation and Section 203, the Board has, to the extent required, approved the transactions contemplated by the Merger Agreement, including Purchaser's acquisition of Shares pursuant to the Offer. Accordingly, the transactions contemplated by the Merger Agreement, including Purchaser's acquisition of Shares pursuant to the Offer, are exempt from the provisions of
Section 203.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law, and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer and has not complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer and the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 10.

     12. FEES AND EXPENSES.

     CS First Boston is acting as the Dealer Manager in connection with the Offer and is acting as financial advisor to Parent in connection with its effort to acquire the Company. Parent has agreed to pay CS First Boston for its services a retainer fee of $500,000 (the 'Retainer Fee'), an announcement fee of $750,000 (the 'Announcement Fee'), payable upon the first public announcement of the Transaction, and a transaction fee payable in connection with Parent's proposed acquisition of the Company, based upon the size of such transaction, but in an amount not to exceed $8 million (the 'Transaction Fee'), $2 million of which is payable for prior services of CS First Boston rendered in connection with Parent's investment in the Company unrelated to the Transaction. See 'SPECIAL FACTORS--Background of the Transaction.' Any portion of the Retainer Fee and Announcement Fee paid prior to the consummation of Parent's acquisition of the Company will be fully credited against the Transaction Fee. Parent has agreed to reimburse CS First Boston for its reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel, incurred in connection with its engagement, and to indemnify CS First Boston and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. Parent has also agreed that CS First Boston will have a right of first opportunity for a two-year period to act as Parent's exclusive financial advisor in connection with (i) any dispositions or divestitures of the assets or securities of the Company acquired in the Transaction or (ii) any transactions regarding trackage, haulage or other operating rights resulting from the Transaction, with fees and other conditions of such future transactions to be mutually agreed upon. CS First Boston has rendered various investment banking and other advisory services to Parent and its affiliates in the past and is expected to continue to render such services, for which it has received and will continue to receive customary compensation from Parent and its affiliates. See 'SPECIAL FACTORS--Opinion of The Blackstone Group L.P.' for a description of the Company's fee arrangements with Blackstone.

     The Purchaser has retained Morrow & Co., Inc. ('Morrow') to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.


     Citibank, N.A. has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     It is estimated that the expenses incurred in connection with the Transaction will be approximately as set forth below:

Filing Fees....................................................   $   237,166
Dealer Manager/Financial.......................................     6,000,000
Blackstone Fees................................................     6,000,000
Information Agent Fees.........................................         2,500
Depositary Fees................................................        40,000
Legal Fees.....................................................     3,000,000
Printing and Mailing Costs.....................................       100,000
Miscellaneous..................................................       120,334
                                                                  -----------
Total..........................................................    15,500,000
                                                                  -----------
                                                                  -----------

     Except as set forth above, the Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request only, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

     13. MISCELLANEOUS. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Parent and the Purchaser have filed with the SEC the Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and

Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer; Parent, the Purchaser and the Company have filed with the SEC the Schedule 13E-3 together with exhibits, with respect to the Offer; and the Company has filed with the SEC the Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, with respect to the Offer. The Company's recommendation with respect to the Offer and other information required to be disseminated to stockholders of the Company pursuant to Rule 14d-9 is contained in the Offer to Purchase. Such statements, including exhibits and any amendments thereto, which furnish certain additional information with respect to the Offer, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the SEC).

                                          UP RAIL, INC.

March 23, 1995

                                   SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                OFFICERS OF PARENT, UNION PACIFIC HOLDINGS, INC.
                               AND THE PURCHASER

     1. Directors and Executive Officers of Parent. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. Unless otherwise indicated, each person identified below is employed by Parent. The principal address of Parent and, unless otherwise indicated below, the current business address for each individual listed below is Martin Tower, Eighth and Eaton Avenues, Bethlehem, Pennsylvania 18018. Directors are identified by an asterisk. Each director and executive officer listed below is a citizen of the United States.

NAME AND CURRENT                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
BUSINESS ADDRESS                                  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
- ------------------------------------  ---------------------------------------------------------------------------
*Drew Lewis ........................  Chairman and Chief Executive Officer of Parent. Director, American Express
                                      Company, AT&T Corp., Ford Motor Company, FPL Group, Inc.
*L. White Matthews, III ............  Executive Vice President-Finance of Parent; Director, the Pilot Funds.
Ursula F. Fairbairn ................  Senior Vice President-Human Resources of Parent since April 1990; prior thereto, Mrs. Fairbairn served as Director of Education and Management
                                      Development for International Business Machines Corporation. Director,
                                      Menasha Corporation, Armstrong World Industries, VF Corporation.
Carl W. von Bernuth ................  Senior Vice President and General Counsel of Parent since September 1991;
                                      prior thereto, Mr. von Bernuth served as Vice President and General Counsel of Parent.
Charles E. Billingsley .............  Vice President and Controller of Parent since January 1990; prior thereto,
                                      Mr. Billingsley served as Controller of Parent.
James D. Douglas ...................  President and Chief Operating Officer of Overnite Transportation Company
                                      ('Overnite') since February 1995. From July 1993 through January 1995, Mr.
                                      Douglas served as Senior Vice President-Finance and Administration of
                                      Overnite; from March 1991 through June 1993, Mr. Douglas served as Vice
                                      President--Finance of Overnite; prior thereto, Mr. Douglas served as
                                      Assistant Controller--Accounting of Parent.
*Richard K. Davidson ...............  President of Parent; Chairman and Chief Executive Officer of UPRR;
1416 Dodge Street                     Director, FirsTier Financial, Inc., California Energy Company, Inc.
Omaha, NE 68179
John E. Dowling ....................  Vice President-Corporate Development of Parent since January 1990; prior thereto, Mr. Dowling served as Vice President-Financial Administration of
                                      Parent.
John B. Gremillion, Jr. ............  Vice President-Taxes of Parent since February 1992; prior thereto, Mr.
                                      Gremillion served as Director of Taxes of Parent.
Mary E. McAuliffe ..................  Vice President-External Relations of Parent since December 1991; prior
555 13th Street, N.W.                 thereto, Ms. McAuliffe served as Director-Washington Affairs,
Suite 450W                            Transportation and Tax of Parent.

Washington, DC 20004
Gary F. Schuster ...................  Vice President-Corporate Relations of Parent.
Gary M. Stuart .....................  Vice President and Treasurer of Parent since January 1990; prior thereto,
                                      Mr. Stuart served as Treasurer of Parent.

NAME AND CURRENT                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
BUSINESS ADDRESS                                  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
- ------------------------------------  ---------------------------------------------------------------------------
Judy L. Swantak ....................  Vice President and Corporate Secretary of Parent since September 1991; from
                                      March 1990 to September 1991, Mrs. Swantak served as Corporate Secretary of
                                      Parent and prior thereto served as Assistant Secretary of Parent.
*Robert P. Bauman ..................  Chairman, British Aerospace, p.l.c., aircraft and aerospace manufacturer,
SmithKline Beecham                    London, England. Director, Capital Cities/ABC, Inc., CIGNA Corporation,
Consumer Healthcare                   Reuters Holdings p.l.c., Russell Reynolds Associates, Inc.
1500 Littleton Road
Parsippany, NJ 07054
*Richard B. Cheney .................  Former Secretary of Defense. Senior Fellow, American Enterprise Institute,
American Enterprise Institute         public policy research, Washington, D.C. Director, IGI Inc., Morgan Stanley
1150 17th Street, NW                  Group Inc., Procter & Gamble Co., US WEST, Inc.
Suite 1100
Washington, DC 20036
*E. Virgil Conway ..................  Financial Consultant. Chairman, Financial Accounting Standards Advisory
101 Park Avenue                       Council. Director, Accu-Health, Inc., Centennial Insurance Company,
31st Floor                            Metropolitan Transportation Authority, Trism, Inc. Trustee, Atlantic Mutual
New York, NY 10178                    Insurance Company, Consolidated Edison Company of New York, Inc., HRE
                                      Properties, Mutual Funds Managed by Phoenix Home Life.
*Spencer F. Eccles .................  Chairman and Chief Executive Officer, First Security Corporation, bank
First Security Corporation            holding company, Salt Lake City, Utah. Director, Anderson Lumber Co., First
P.O. Box 30006                        Security Bank of Utah, Zion's Cooperative Mercantile Institution.
Salt Lake City, UT 84130
*Elbridge T. Gerry, Jr. ............  Partner, Brown Brothers Harriman & Co., bankers, New York, New York.
Brown Brothers Harriman & Co.
59 Wall Street
New York, NY 10005
*William H. Gray, III ..............  President, United Negro College Fund, Inc., educational assistance, New
United Negro College Fund, Inc.       York, NY. Director, Chase Manhattan Corp., Lotus Development Corp., MBIA
8260 Willow Oaks Corporate Drive      Inc., Prudential Insurance Company of America, Rockwell International
P.O. Box 10444                        Corporation, Warner Lambert Company, Westinghouse Electric Corporation.
Fairfax, VA 22031
*Judith Richards Hope ..............  Senior Partner, Paul, Hastings, Janofsky & Walker, law firm, Los Angeles,
Paul, Hastings, Janofsky & Walker     California and Washington D.C. Director, The Budd Company, General Mills,
1299 Pennsylvania Ave., NW            Inc., Russell Reynolds Associates, Inc., Zurich Reinsurance Center
Tenth Floor                           Holdings, Inc. Member, The Harvard Corporation (The President and Fellows
Washington, DC 20004                  of Harvard College).
*Lawrence M. Jones .................  Retired Chairman and Chief Executive Officer, The Coleman Company, Inc.
The Coleman Company, Inc.             Director, Coleman Company, Inc., Fleming Companies, Inc., Fourth Financial
250 N. St. Francis Street             Corp.
P.O. Box 1762

Wichita, KS 67201
*Richard J. Mahoney ................  Chairman and Chief Executive Officer, Monsanto Company. Director,
Monsanto Company                      Metropolitan Life Insurance Company.
800 N. Lindbergh Boulevard
St. Louis, MO 63167

NAME AND CURRENT                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
BUSINESS ADDRESS                                  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
- ------------------------------------  ---------------------------------------------------------------------------
*Claudine B. Malone ................  President, Financial and Management Consulting, Inc., management
Financial and Management              consulting. Director, Dell Computer Corporation, Hannaford Brothers,
Consulting, Inc.                      Hasbro, Inc., Houghton Mifflin Company, Mallinckrodt Group, Lafarge
7570 Potomac Fall Road                Corporation, The Limited, Inc., S.A.I.C., Scott Paper Company. Trustee,
McLean, VA 22102                      Penn Mutual Life Insurance Co.
*Jack L. Messman ...................  President and Chief Executive Officer, Union Pacific Resources Company.
Union Pacific Resources Company       Director, Cambridge Technologies Partners, Inc., Novell, Inc., Safeguard
801 Cherry Street                     Scientifics, Inc., Tandy, Inc., WaWa, Inc.
Fort Worth, TX 76102
*John R. Meyer .....................  Professor, Harvard University, Cambridge, Massachusetts. Director, The Dun
Center for Business and Government    & Bradstreet Corporation, Rand McNally Co., Inc. Trustee, Mutual Life
Harvard University                    Insurance Company of New York.
79 Kennedy Street
Cambridge, MA 02138
*Thomas A. Reynolds, Jr. ...........  Chairman Emeritus, Winston & Strawn, law firm, Chicago, Illinois, New York,
Winston & Strawn                      New York and Washington, D.C. Director, Gannett Co., Inc., Jefferson
35 West Wacker Drive                  Smurfit Group.
Suite 4700
Chicago, IL 60601
*James D. Robinson, III ............  President, J. D. ROBINSON INC., a strategic advisory company, and
New York, New York                    Principal, RRE Investors, LLC, a private investment company, New York, NY.
J.D. ROBINSON INC.                    Former Chairman and CEO, American Express Company. Director, Alexander &
126 East 56th Street                  Alexander Services, Inc., Bristol Myers/Squibb Company, The Coca-Cola
26th Floor                            Company, First Data Corporation, New World Communications Group, Inc.
New York, NY 10022                    Senior Advisor, Trust Company of the West.
*Robert W. Roth ....................  Retired President and Chief Executive Officer, Jantzen, Inc.
1580 Griffen Rd.
Pebble Beach, CA 93953
*Richard D. Simmons ................  President, International Herald Tribune, communications, Washington, D.C.
International Herald Tribune          Director, International Herald Tribune, J.P. Morgan & Co., Incorporated,
1150 15th Street, NW                  Morgan Guaranty Trust Company of New York, The Washington Post Company,
Washington, DC 20071                  Yankee Publishing.

     Except for the directors listed below, each of the directors named in the preceding tables has held the indicated office or position in his or her principal occupation for at least five years. Each of the directors listed below held the office or position first indicated as of five years ago.


     Mr. Robert P. Bauman was Chief Executive of SmithKline Beecham p.l.c. through April 1994 and since such date has been non-executive Chairman of British Aerospace, p.l.c.

     Mr. Richard B. Cheney served as Secretary of Defense through January 20, 1993, and since such date has been Senior Fellow, American Enterprise Institute.

     Mr. Richard K. Davidson was Executive Vice President of the Railroad until August 7, 1991, President and Chief Executive Officer of UPRR and MPRR until September 17, 1991, and since such latter date has been Chairman and Chief Executive Officer of UPRR and MPRR. Mr. Davidson has also been President of Parent since May 26, 1994.

     Mr. William H. Gray, III, served as a member of the United States House of Representatives from the Second District of Pennsylvania through August 1991 and since such date has been President of United Negro College Fund, Inc.

     Mr. Lawrence M. Jones was President and Chief Executive Officer of The Coleman Company, Inc. through September 1990, and Chairman and Chief Executive Officer of Coleman through December 31, 1993.

     Mr. Drew Lewis was Chairman, President and Chief Executive Officer of Parent through May 26, 1994 and since such date has been Chairman and Chief Executive Officer of Parent. Mr. Lewis also served as Chairman of the Railroad during August and September 1991.

     Mr. L. White Matthews, III, was Senior Vice President--Finance of Parent until April 16, 1992 and since such date has been Executive Vice
President--Finance of Parent.

     Mr. Jack L. Messman was Chairman and Chief Executive Officer of USPCI, Inc., to May 1, 1991 and since such date has been President and Chief Executive Officer of Union Pacific Resources Company. Mr. Messman continued as Chairman of USPCI through December 31, 1994.

     Mr. Thomas A. Reynolds, Jr., was Chairman of Winston & Strawn through December 31, 1992 and since such date has been Chairman Emeritus of such firm.

     Mr. James D. Robinson, III, was Chairman, President and Chief Executive Officer of American Express Company through July 1991, Chairman and Chief Executive Officer from August 1991 through January 25, 1993, and Chairman from January 26 through February 22, 1993.

     Mr. Richard D. Simmons was President of The Washington Post Co. (communications) through May 1991 and since such date has been President of International Herald Tribune.

     2. Directors and Executive Officers of Union Pacific Holdings, Inc. ('UP Holdings'). The name and present position with UP Holdings of each of the directors and executive officers of UP Holdings are set forth below. The business address of each person listed below is Martin Tower, Eighth and Eaton Avenues, Bethlehem, Pennsylvania 18018. Each director and executive officer listed below is a citizen of the United States. Directors are identified by an asterisk. The present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each such person are set forth in Part 1 above.

NAME                                  PRESENT POSITION WITH UP HOLDINGS
- ------------------------------------  ---------------------------------------------------------------------------
*Drew Lewis.........................  Chairman
*L. White Matthews, III.............  Executive Vice President--Finance
*Carl W. von Bernuth................  Senior Vice President and General Counsel
 Charles E. Billingsley.............  Vice President and Controller
 John B. Gremillion, Jr.............  Vice President--Taxes
 Gary M. Stuart.....................  Vice President and Treasurer
 Judy L. Swantak....................  Vice President and Secretary

     3. Directors and Executive Officers of the Purchaser. Set forth below are the name and present position with the Purchaser of each director and executive officer of the Purchaser. The principal address of the Purchaser and the current business address for each individual listed below is Martin Tower, Eighth and Eaton Avenues, Bethlehem, Pennsylvania 18018. Directors are identified by an asterisk. Each such person is a citizen of the United States. The present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each such person are set forth in Part 1 above.

NAME                                  PRESENT POSITION WITH THE PURCHASER
- ------------------------------------  ---------------------------------------------------------------------------
*L. White Matthews, III.............  President
*Carl W. von Bernuth................  Vice President and Assistant Secretary
 John B. Gremillion, Jr.............  Vice President--Taxes
*John E. Dowling....................  Vice President
 Judy L. Swantak....................  Vice President and Secretary
 Gary M. Stuart.....................  Vice President and Treasurer

                                  SCHEDULE II

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                            OFFICERS OF THE COMPANY

     1. Directors and Executive Officers of the Company. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Company. Unless otherwise indicated, each person identified below is employed by the Company. The principal address of the Company, and, unless otherwise indicated below, the current business address for each individual listed below is 165 North Canal Street, Chicago, Illinois 60606. Directors are identified by an asterisk. Each such person is a citizen of the United States.

                                                            PRESENT PRINCIPAL OCCUPATION OR
          NAME AND CURRENT                                EMPLOYMENT; MATERIAL POSITIONS HELD
          BUSINESS ADDRESS                                     DURING THE PAST FIVE YEARS
- -------------------------------------  --------------------------------------------------------------------------
* Robert Schmiege ...................  Chairman and Chief Executive Officer since August of 1988; President and
                                         Director since July of 1988.

* James E. Martin ...................  Director since May of 1992; Executive Vice President--Operations since May of 1994; President of the Belt Railway Company of Chicago from 1989 to
                                         April of 1994.

F. Gordon Bitter.....................  Senior Vice President--Finance and Accounting since October of 1994;
                                         Senior Vice President of The Perkin-Elmer Corporation and President of
                                         the Metco Division from 1992 to December of 1993; Senior Vice
                                         President--Finance and Administration of The Perkin-Elmer Corporation
                                         from 1990 to 1992, and Vice President--Finance and Chief Financial
                                         Officer from May of 1988 to December of 1991.

Paul A. Lundberg.....................  Senior Vice President--Transportation Services since May of 1994; Vice
                                         President--Labor Relations from July of 1989 to April of 1994.

Arthur W. Peters.....................  Senior Vice-President--Sales and Marketing since June of 1988.

Dennis E. Waller.....................  Senior Vice-President--Engineering and Equipment since May of 1994; Vice
                                         President--Engineering and Materials from October of 1990 to April of
                                         1994; Vice President--Motive Power and Materials from December of 1988 to September of 1990.

* Richard K. Davidson ...............  Director since September 1991; President of Parent since May of 1994;
  Martin Tower                           Chairman and Chief Executive Officer of UPRR and MPRR since September of
  Eighth and Eaton Avenues               1991; President and Chief Executive Officer of UPRR from August of 1991
  Bethlehem, PA 18018                    to September of 1991; Executive Vice President--Operations of UPRR from
                                         1989 to 1991; Mr. Davidson is also a director of FirstTier Financial,
                                         Inc. and California Energy Company, Inc. Mr. Davidson was designated as a director of the Company by the Purchaser. Certain of the executive officers of the Company are obligated to vote their shares to elect Mr.
                                         Davidson and to assure certain other representation of the Purchaser on the Company's Board of Directors.

* James J. Mossman ..................  Director since February 1990 and Vice President, Assistant Treasurer and
  345 Park Avenue                        Assistant Secretary from October of 1989 through January of 1992;
  31st Floor                             General Partner of Blackstone Group Holdings L.P. since 1990. Mr.
  New York, NY 10154                     Mossman is a director of Collins & Aikman Corporation, Great Lakes
                                         Dredge and Dock Corporation, Transtar Holdings, L.P. and Transtar
                                         Capital Corporation.

                                                            PRESENT PRINCIPAL OCCUPATION OR
          NAME AND CURRENT                                EMPLOYMENT; MATERIAL POSITIONS HELD
          BUSINESS ADDRESS                                     DURING THE PAST FIVE YEARS
- -------------------------------------  --------------------------------------------------------------------------
* Harold A. Poling ..................  Director since November of 1993; Chairman and Chief Executive Officer of
  Regent Court Building                  Ford Motor Company from March of 1990 until his retirement in November
  Suite 1080                             of 1993; Vice Chairman and Chief Operating Officer from October of 1987
  16800 Executive Plaza Drive            to February of 1990. Mr. Poling is a director of Shell- Oil Company, LTV
  Dearborn, MI 48126                     Corporation, Kellogg Company, Flint Ink Corporation, the PGA Tournament
                                         Policy Board, and is a member of the BHP International Advisory Council and the VIAG International Board.

* Samuel K. Skinner .................  Director since November of 1993; President and director of Commonwealth
  First National Bank Building           Edison Company since February of 1993; prior to February of 1993,
  10 South Dearborn                      General Chairman of the Republican National Committee, Chief of Staff to
  37th Floor                             the President of the United States, and Secretary of Transportation. Mr.
  Chicago, IL 60603                      Skinner is director of LTV Corporation.

* James R. Thompson .................  Director since May of 1992; Chairman of Winston & Strawn since January of
  35 West Wacker Drive                   1993; Partner and Chairman of the Executive Committee of Winston &
  46th Floor                             Strawn since 1991. Governor of Illinois from 1977 until 1991. Governor
  Chicago, IL 60601-9703                 Thompson is a member of the Board of Directors of FMC Corporation,
                                         American Publishing Company, Jefferson Smurfit Company, Prime Retail,
                                         Inc., Wackenhut Corrections Corp., Pechiney International, the Chicago
                                         Board of Trade, and on the International Advisory Board of the Bank of
                                         Montreal.

                                  SCHEDULE III

                 TRANSACTIONS IN SHARES DURING THE PAST 60 DAYS
                          BY THE PURCHASER AND PARENT

                                      NONE

                                     III-1